Exhibit 10(a)

              AMENDMENT NO. 4 TO AND RESTATEMENT OF
                    SECURED CREDIT AGREEMENT

                              among

            UNIVERSAL PREMIUM ACCEPTANCE CORPORATION,

               THE FIRST NATIONAL BANK OF BOSTON,
                            as Agent,

                               and

                   Certain Banks Listed Herein


                            CONTENTS
Section                                                      Page
1.   DEFINITIONS                                               2
2.   THE CREDITS                                               2
     2.1.   Revolving Credit                                   2
            2.1.1.  Revolving Loan Accounts                    3
            2.1.2.  Maturity, etc                              3
     2.2.   Application of Proceeds; Specifically
            Prohibited Applications                            3
     2.3.   Nature of Obligations of Banks to Make Loans       3
            2.3.1.  Revolving Loan                             3
            2.3.2.  Loans Made as Principal                    4
3.   INTEREST; FEES; ETC                                       4
     3.1.   Interest                                           4
            3.1.1.  Certain Definitions                        4
            3.1.2.  Computations of Interest                   6
     3.2.   Interest on Overdue Amounts                        6
     3.3.   Statements                                         6
     3.4.   Termination or Change of the Revolving Loan
            Commitment; Maturity of the Bank Obligations       7
            3.4.1.  Revolving Loan Commitment                  7
            3.4.2.  Maturity                                   7
     3.5.   Commitment Fees; Agent's Fee                       7
     3.6.   Capital Adequacy                                   7
     3.7.   LIBOR Pricing Options                              9
            3.7.1.  Certain Definitions                        9
            3.7.2.  Election of LIBOR Pricing Options          9
            3.7.3.  Notices Relating to LIBOR Pricing Options 10
     3.8.   Additional Provisions Concerning Pricing Options  10
            3.8.1.  Certain Definitions                       10
            3.8.2.  Selection of Interest Periods             11
            3.8.3.  Additional Interest Relating to LIBOR
                    Pricing Options                           11
            3.8.4.  Change in Applicable Laws, Regulations,
                    etc.                                      11
            3.8.5.  Taxes                                     12
            3.8.6.  Funding Procedure                         12
4.   CONDITIONS TO MAKING LOANS                               13
     4.1.   Legal Opinions                                    13
     4.2.   Company Officer's Certificate                     13
     4.3.   Proper Proceedings                                13
     4.4.   Legality, etc                                     14
     4.5.   General                                           14
5.   PAYMENT                                                  14
     5.1.   Payment at Maturity                               14
     5.3.   Mandatory Prepayment of Indebtedness Evidenced
            by the Revolving Loan Account                     14
     5.4.   Insufficient Borrowing Base                       15
     5.5.   Payment                                           15
6.   REPRESENTATIONS AND WARRANTIES                           15
     6.1.   Corporate Existence                               15
     6.2.   Corporate Authority                               15
     6.3.   Binding Effect                                    15
     6.4.   Financial Data                                    16
     6.6.   Loans                                             16
     6.7.   Subordinated Debt                                 16
     6.8.   Litigation and Proceedings                        16
     6.9.   Other Agreements                                  16
     6.10.  Employee Controversies                            17
     6.11.  Compliance with Laws and Regulations              17
     6.12.  Patents, Licenses                                 17
     6.13.  Pension Related Matters                           17
     6.14.  Taxes                                             17
     6.15.  No Change in Business                             18
     6.16.  Title to Properties                               18
     6.17.  Regulations U and X                               18
     6.18.  Investment Company Act                            18
     6.19.  Securities Act                                    18
     6.20.  Accurate and Complete Disclosure                  18
     6.21.  Guarantor Representations                         19
7.   AFFIRMATIVE COVENANTS                                    19
     7.1.   Corporate Existence; Conduct of Business          19
     7.2.   Financial Statements                              19
     7.3.   Notices of Defaults                               20
     7.4.   Inspection                                        21
     7.5.   Conduct of Business                               21
     7.6.   Taxes; Claims                                     21
     7.7.   Insurance                                         21
     7.8.   Pension Plans                                     21
     7.9.   Notice of Suit or Adverse Change in Business      22
     7.10.  Maintenance of Properties                         22
8.   NEGATIVE COVENANTS                                       22
     8.1.   Encumbrances                                      22
     8.2.   Indebtedness                                      23
     8.3.   Consolidations, Mergers or Acquisitions           23
     8.4.   Investments or Loans                              23
     8.5.   Guarantees                                        23
     8.6.   Disposal of Property                              24
     8.7.   Dividends and Stock Redemptions                   24
     8.8.   Transactions with Subsidiaries and Affiliates     24
     8.9.   Fiscal Year End                                   24
     8.10.  Subordinated Debt                                 24
     8.11.  Leverage Ratio                                    25
     8.12.  Interest Coverage Ratio                           25
     8.13.  Allowance for Losses                              25
9.   EVENTS OF DEFAULT                                        25
     9.1.   Events of Default                                 25
     9.2.   Annulment of Defaults                             30
     9.3.   Waivers                                           30
     9.4.   Course of Dealing                                 30
10.  DEFINITIONS                                              31
     10.1.  Terms Defined Elsewhere                           31
     10.2.  Accounting Terms                                  39
     11.1.  Fees and Expenses                                 39
     11.2.  Indemnification                                   40
12.  NOTICES                                                  40
13.  OPERATIONS                                               41
     13.1.  Interest in Loans                                 41
     13.2.  Advances and Payments                             41
     13.3.  Agent's Authority to Act                          42
     13.4.  Agent's Resignation                               42
     13.5.  Amendments, Consents, Waivers, etc                42
     13.6.  Payments                                          43
     13.7.  Concerning the Agent                              43
            13.7.1. Action in Good Faith, etc                 43
            13.7.2. No Implied Duties, etc                    43
            13.7.3. Validity, etc                             44
            13.7.4. Compliance                                44
            13.7.5. Employment of Agents and Counsel          44
            13.7.6. Reliance on Documents and Counsel         44
            13.7.7. Agent's Reimbursement                     44
            13.7.8. Rights as a Bank                          45
     13.8.  Independent Credit Decision                       45
     13.9.  Indemnification                                   46
     13.10. Amendment to Section 13                           46
     13.11. Reporting and Advances by Agent                   46
14.  SHARING OF PAYMENTS, ETC                                 47
15.  SUCCESSORS AND ASSIGNS; BANK PARTICIPANTS                48
     15.1.  Permitted Assignees                               48
            15.1.1. Assignments                               48
            15.1.2. Assignment Procedures                     48
            15.1.3. Federal Reserve Bank                      48
            15.1.4. Further Assurances                        49
     15.2.  Participations                                    49
16.  SURVIVAL OF COVENANTS                                    49
17.  SERVICE OF PROCESS                                       49
18.  MISCELLANEOUS                                            50

               AMENDMENT NO. 4 TO AND RESTATEMENT
                               OF
                    SECURED CREDIT AGREEMENT

     This Amendment No. 4 to and Restatement of Secured Credit
Agreement (the "Amendment") is entered into this      day of
July, 1994 by and among Universal Premium Acceptance Corporation (the "Company"), a Missouri corporation, The First National Bank of Boston ("FNBB"), in its capacity as agent for the Banks hereinafter referred to (in such capacity, the "Agent") and in its individual capacity as a Bank, Magna Bank of Missouri, successor by merger to Landmark Bank and formerly known as Magna Bank of St. Louis ("Magna"), and The Daiwa Bank, Limited. ("Daiwa"; Daiwa, Magna and FNBB in their individual capacities are herein referred to as the "Banks").

                     Preliminary Statements

A. The Company, the Banks and the Agent are parties to that certain Secured Credit Agreement dated as of August 1, 1990 (as heretofore amended, the "Credit Agreement").

B. The Company, the Banks and the Agent desire to amend the Credit Agreement to (i) revise the definition of Adjusted Tangible Net Worth, (ii) extend the Maturity Date to July 31, 1996, (iii) revise the definition of the net outstanding amount of Base Contracts, and (iv) amend Schedule 13.1 to reflect the revised Percentage Interests of the Banks due to the purchase by and assignment to Daiwa of a Percentage Interest under the Credit Agreement.

                    Amendment and Restatement

     The Credit Agreement is amended and restated in its entirety by this Amendment. This Amendment, any Exhibits and Schedules attached hereto, and the other Bank Agreements govern the present relationship among the Company, the Banks and the Agent. All Exhibits and Schedules, other than Schedule 13.1, which are referenced herein, are unamended hereby and are incorporated and made a part hereof by reference. This Amendment is in no way intended, nor may it be construed, to affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the security interests in, and other Liens on, the Collateral granted to the Agent, which security interests and other Liens the Company, by this Amendment, acknowledges and confirms to the Agent and the Banks. All obligations and indebtedness created under, pursuant to, or as a result of, the Credit Agreement will continue in existence within the definition of Bank Obligations under this Amendment. The existing Bank Agreements unamended by this Amendment or pursuant to a separate agreement will remain in full force and effect and are hereby ratified and confirmed.

     The Company represents and warrants to the Agent and the Banks that (i) the Company has the corporate power and all necessary authority to execute and deliver this Amendment, and
(ii) the Credit Agreement, as amended and restated hereby, is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     The Company hereby reaffirms all covenants, representations and warranties made in the Credit Agreement, as amended and restated hereby, and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the date of this Amendment.

     Upon and after the effectiveness of this Amendment, each reference to the Credit Agreement in all other Bank Agreements and other related documents shall mean and be a reference to the Credit Agreement, as amended and restated hereby.

     This Amendment shall become effective as of the date first above written when and only when each of the conditions precedent set forth on Annex 1 hereto have been satisfied.

1. DEFINITIONS. Certain terms are used in this Agreement as specifically defined herein. These definitions are contained or referred to in Section 10.

2. THE CREDITS. Subject to all the terms and conditions hereof, there is hereby established the revolving credit referred to below:

     2.1. Revolving Credit. Subject to all the terms and conditions hereof, and so long as no Default exists, on such Business Days prior to the Termination Date as the Company may from time to time request by telephone notice made not later than 1:00 p.m. (Boston time) on the Business Day the same is to be made to The First National Bank of Boston in its capacity as agent hereunder (in such capacity, the "Agent"), which telephone notice shall be promptly confirmed in writing, or such longer notice period required by Section 3.7.2 if a LIBOR Pricing Option is requested, the Banks will severally lend to the Company, in accordance with their respective Percentage Interests, such amounts (not less than $5,000,000 in the aggregate and in integral multiples of $1,000,000 if a LIBOR Pricing Option is requested) as the Company shall have so requested, by causing the Agent to debit the amount of such loans to the Company's Revolving Loan Accounts and to credit the amount thereof to the general account of the Company with the Agent at the principal banking office of the Agent in Boston, Massachusetts (the "Boston Office"); provided, however, that the aggregate principal amount of all loans outstanding evidenced by the Revolving Loan Accounts shall not at any time exceed the Revolving Loan Commitment; and further provided, however, that the aggregate principal amount of the Revolving Loans shall not at any time exceed the Borrowing Base. Each date on which any loan is made under this Section 2.1 is referred to herein as a "Revolving Loan Closing Date". In connection with each request for a loan under this Section 2.1, there shall be delivered to the Agent by the second business day of each week, written confirmation of the daily borrowings requested during the preceding week in the form of a certificate dated the date of issuance thereof in substantially the form of
Exhibit 2.1 and signed by the President or any other corporate officer of the Company, together with any other documents required by Section 4. Agent shall, and hereby is, fully authorized to act upon written or telephonic instructions or other communications from a person it believes to be authorized to act on behalf of the Company, and the Company shall be bound thereby. Such telephonic notice shall be directed to such person or persons as the Agent may from time to time specify to the Company.
     2.1.1. Revolving Loan Accounts. The Agent shall establish on its books separate loan accounts on behalf of each Bank for the Company (collectively, the "Revolving Loan Accounts"), each of which shall reflect the loans made by such Bank pursuant to this Section 2.1, and all of which shall be administered by the Agent as follows: the Agent shall debit to each Revolving Loan Account of the Company and each such Revolving Loan Account shall evidence, the principal amount of loans from time to time made by each Bank to the Company pursuant to this Section 2.1, and the Agent shall credit each Revolving Loan Account with all payments made on account of the principal amount of Indebtedness evidenced by such Revolving Loan Account. The aggregate principal amount of Indebtedness from time to time evidenced by the Revolving Loan Accounts is referred to as the "Revolving Loan".

     2.1.2. Maturity, etc. The Revolving Loan shall bear interest as provided in Section 3.1, shall be payable and prepayable as provided in Section 5 and shall mature on the Termination Date.

     2.2. Application of Proceeds; Specifically Prohibited Applications. The Company covenants that the proceeds of the loans made pursuant to this Agreement will be applied only to lawful corporate purposes of the Company. In addition, the Company will not directly or indirectly apply any part of the proceeds of any loan made pursuant to this Agreement to the purchasing or carrying of any "margin stock" within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder, as from time to time in effect ("Margin Stock").

     2.3.  Nature of Obligations of Banks to Make Loans.

     2.3.1. Revolving Loan. The Banks' obligations under this Agreement to make a Revolving Loan are several and are not joint or joint and several. If on any Closing Date, one or more Banks shall fail to perform such obligations, the aggregate amount of the commitment to make the loans provided for in this Section 2 shall be reduced by the amount of the commitment hereunder of the Banks so failing to perform, and the Percentage Interests of each other Bank shall be appropriately adjusted, but such reduction and adjustment shall not relieve such failing Banks from any of their obligations to make such loans. The other Banks not so failing may, if they so desire, assume in such proportions as they may agree upon among themselves the obligations of any Bank who fails to perform any such obligations.

     2.3.2. Loans Made as Principal. Each Bank represents that it is making the loans hereunder as principal (subject to Section
13.11 and Section 15) and, in particular, that it is not making such loans as an agent or trustee for any pension plan or trust.

3.   INTEREST; FEES; ETC.

     3.1. Interest. The Revolving Loan shall accrue and bear interest at a rate per annum which shall at all times equal the Effective Rate. Prior to any stated or accelerated maturity of the Revolving Loan, the Company will, on the first Business Day of each calendar month (each a "Payment Date"), beginning September 1, 1990, pay the accrued and unpaid interest on the Indebtedness evidenced by its Revolving Loan Accounts which was not subject to a LIBOR Pricing Option. On the last day of each Interest Period or on any earlier termination of any LIBOR Pricing Option, the Company will pay the accrued and unpaid interest on the portion of the Revolving Loan which was subject to the LIBOR Pricing Option which expired or terminated on such date. On any stated or accelerated maturity of the Revolving Loan, all accrued and unpaid interest thereon shall be forthwith due and payable, including without limitation any accrued and unpaid interest on any portion thereof which is subject to a LIBOR Pricing Option. All payments of interest under this
Section 3.1 in respect of the Revolving Loan shall be made by the Company to the Agent for the account of the Banks in accordance with their respective Percentage Interests.

     3.1.1.  Certain Definitions.

     (a) The term "Effective Rate" shall mean, with respect to each portion of the Revolving Loan (i) not subject to a LIBOR Pricing Option, a rate per annum equal to the from time to time Base Rate plus one-quarter of one percent (.25%), which rate shall change contemporaneously with any change in the Base Rate, and (ii) subject to a LIBOR Pricing Option, a rate per annum equal to the LIBOR Rate plus two and one-half percent (2.50%) for each Interest Period applicable thereto.

     (b) The term "LIBOR Rate" for any Interest Period shall mean the rate, rounded upwards, if necessary, to the nearest 1/100% obtained by dividing (i) the Basic LIBOR Rate for such Interest Period by (ii) an amount equal to 1 minus the Eurodollar Reserve Rate, provided, however, that if at any time during such Interest Period the Eurodollar Reserve Rate changes, the LIBOR Rate for such Interest Period shall automatically be adjusted to reflect such change, effective as of the date of such change.

     (c) The term "Eurodollar Reserve Rate" shall mean the stated maximum rate as changed from time to time (expressed as a decimal) of all reserves (including any basic, supplemental, marginal or emergency reserve or any reserve asset) required by any Legal Requirement to be maintained by the Agent against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System, or against (i) any other category of liabilities that includes deposits by reference to which the interest rate on portions of the Revolving Loan subject to LIBOR Pricing Options is determined, (ii) the principal amount of or interest on any loan hereunder subject to a LIBOR Pricing Option, or (iii) any other category of extensions of credit, or other assets, that includes loans by a non-United States office of any Bank to United States residents.

     (d) The term "Basic LIBOR Rate" as applied to any Interest Period shall mean the rate of interest at which Eurodollar deposits in an amount equal to The First National Bank of Boston's Percentage Interest in the portion of the Revolving Loan as to which LIBOR Pricing Option has been elected and which have a term corresponding to the Interest Period in question are offered to such Bank by first class banks in the London inter-bank Eurodollar market for delivery in immediately available funds at The First National Bank of Boston's principal London branch (the "Eurodollar Office") on the first day of such Interest Period as determined by such Bank at approximately 10:00 a.m. (London time) two Business Days prior to the date upon which the Interest Period in question is to commence. Each determination by such Bank of any LIBOR Rate shall, in the absence of manifest error, be conclusive and, at the request of the Company or any Bank, The First National Bank of Boston shall demonstrate the basis for such determination.

     (e) The term "Base Rate" shall mean the greater of (i) the rate of interest from time to time announced by the Agent at the Boston Office as its Base Rate, and (ii) the sum of 1/4% plus the from time to time Federal Funds Rate (rounded upwards, if necessary, to the next 1/8 of 1% per annum).

     (f) The term "Federal Funds Rate" shall mean for any day, the rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as such weighted average is published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for such a Business Day, the average of the quoted rates for such Business Day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

     3.1.2. Computations of Interest. Calculations of amounts of interest and fees, and of amounts expressed as interest, for all purposes of this Agreement shall be made on a daily basis and on the basis of a 360-day year, except that Indebtedness evidenced by its Revolving Loan Accounts not subject to LIBOR Pricing Options shall be computed on a daily basis and on the basis of a 365-day year.

     3.2. Interest on Overdue Amounts. The Company will, on demand, pay interest on any overdue installments of principal of and, to the extent not prohibited by applicable law, interest on the Revolving Loan and on any overdue fees or other amounts owing to any Bank by the Company hereunder at a rate per annum which is at all times equal to 3% plus the Effective Rate based on the Base Rate. All payments of interest on overdue amounts under this Section 3.2 shall be made by the Company to the Agent for the account of each of the Banks entitled thereto.

     3.3. Statements. The Revolving Loan, and all payments therein, shall be evidenced by entries made by the Agent in its internal data control systems showing the date, amount and reason for each debit or credit. Until such time as the Agent shall have rendered to the Company written statements of account as provided herein, the balance in the Revolving Loan Accounts, as set forth on the Agent's most recent printout shall be rebuttably presumptive evidence of the amounts due and owing the Banks by the Company. From time to time, or upon reasonable request by the Company, the Agent shall render to the Company a statement setting forth the balance of the Revolving Loan Accounts, including principal and interest. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Company as of the date rendered, and shall be considered correct and accepted by the Company, and conclusively binding upon it, unless, within thirty (30) days after receipt of any statement from the Agent the Company shall deliver to the Agent written objection thereto specifying the error or errors, if any, contained in such statement.

     3.4.   Termination or Change of the Revolving Loan
Commitment; Maturity of the Bank Obligations.

     3.4.1. Revolving Loan Commitment. The Company shall have the right, at any time, upon at least 5 days' prior written notice to the Banks, to terminate the Revolving Loan Commitment in full. The Company shall also have the right, at any time and from time to time, upon at least 5 days' prior written notice to the Banks to reduce the Revolving Loan Commitment in part. The Banks shall have the right without demand or notice of any kind to terminate the Revolving Loan Commitment at any time upon the occurrence of an Event of Default. Once the Revolving Loan Commitment shall have been terminated or reduced it may not be reinstated. Any termination or reduction of the Revolving Loan Commitment shall be accompanied by a payment of the accrued but unpaid commitment fee provided for in Section 3.5 with respect to the amount of the Revolving Loan Commitment that is terminated or reduced.

     3.4.2. Maturity. Notwithstanding anything herein to the contrary, on the Termination Date all Bank Obligations, including without limitation the unpaid principal amount of the Revolving Loan, shall become immediately due and payable without presentment, demand, protest, or notice of any kind (all of which are hereby expressly waived).

     3.5. Commitment Fees; Agent's Fee. The Company shall pay to the Agent for the account of each Bank, pro rata based on its respective Percentage Interest, a commitment fee for the period from and after the date of this Agreement to and including the Termination Date, payable quarterly in arrears on the first day of each, January, April, July and October, commencing on October 1, 1990, and on the Termination Date, at a rate of .125% per annum on the average daily unused amount of the Revolving Loan Commitment. The Company shall pay to the Agent for its own account an agent's fee of one-quarter of one percent (.25%) per annum of the aggregate outstanding amount of the Bank Obligations, commencing with the date hereof, payable monthly in arrears on the first day of each calendar month.

     3.6. Capital Adequacy. If, after the date hereof, any Bank shall have determined that compliance with any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein (including without limitation any change according to a prescribed schedule of increasing requirements, whether or not in effect or known on the date hereof), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency (collectively, "Capital Adequacy Rules"), has or would have the effect of reducing the rate of return on such Bank's capital with respect to, or as a consequence of its loans or commitments to extend credit hereunder to a level below that which such Bank could have achieved but for such change or compliance (taking into consideration such Bank's policies with respect to capital adequacy immediately before such change or compliance and assuming that its capital was fully utilized prior to such change or compliance) by an amount deemed by such Bank to be material, then, within 30 days after demand, the Company shall pay to the Agent for the account of such Bank as from time to time specified by such Bank such additional amounts as shall be sufficient to compensate such Bank for such reduced return relating to its loans or commitments to make such loans hereunder, together with interest on each such amount from the date demanded until payment in full thereof at the Effective Rate based upon the Base Rate; provided, however, the amounts payable under this Section 3.6 shall be reduced to the extent that such amounts would have been less had such Bank been in compliance with all applicable Capital Adequacy Rules on the date hereof. A certificate of an officer of such Bank setting forth the amount to be paid to it hereunder shall, in the absence of manifest error, be conclusive, and at the request of the Company such Bank shall demonstrate the basis for such determination. Notwithstanding the foregoing, no amounts shall be payable under this Section 3.6 for periods prior to the date on which the Company initially receives notice from a Bank or the Agent of the application of this Section 3.6. Each Bank agrees that if, after the payment by the Company of any such additional amount for the account of such Bank, any part thereof is subsequently recovered by such Bank, such Bank shall promptly reimburse the Company to the extent of the amount so recovered.
A certificate of an officer of such Bank setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive. The Agent may include in the charges to the account of the Company for interest under this Agreement amounts owed under this Section 3.6 as a result of events affecting capital adequacy to the extent that such events are generally applicable, and to apply uniformly, to the Banks. The payment by the Company of such amounts shall fulfill its obligations under this Section 3.6, with respect to the amounts so charged and paid. Each Bank's determination of the allocated amount of such costs among the Company and other customers which have arrangements with such Bank similar to the credit provided hereunder, if done in good faith and if such allocation is made on an equitable basis, shall, in the absence of manifest error, be conclusive, and at the request of the Company the Bank shall demonstrate the basis for such determination. Each Bank will use its best efforts to inform the Company and the Agent of any events affecting capital adequacy occurring after the date hereof which will require payments to be made under this Section 3.6 promptly after it becomes aware of such event, but the failure of any of the Banks to inform the Company shall not affect any of the obligations of the Company hereunder.

     3.7.   LIBOR Pricing Options.

     3.7.1. Certain Definitions.

     (a)    The term "Eurodollars" shall mean deposits of United
States Funds in a non-United States office or any international banking facility of a Bank.

     (b) The term "Interest Period" shall mean any period of one, two or three months, all commencing on any Business Day, which shall be selected as provided below in this Section 3.7 and in Section 3.8.2 as the term of a LIBOR Pricing Option. Subject to Section 3.8.2, (i) the number of days in any month shall be determined by the Agent in accordance with the then current banking practice in the London interbank market with respect to Eurodollar deposits, and (ii) if any Interest Period so selected would otherwise end on a date which is not a Business Day, such Interest Period shall instead end on the immediately preceding or succeeding Business Day as determined by the Agent in accordance with the then current banking practice in the inter-bank Eurodollar market with respect to Eurodollar deposits in London. Each such determination by the Agent shall, in the absence of manifest error, be conclusive.

     (c) The term "LIBOR Pricing Options" shall mean the options granted pursuant to this Section 3.7 to have the interest on all or any portion of the Revolving Loan computed on the basis of a LIBOR Rate.

     (d) The term "United States Funds" shall mean such coin or currency of the United States of America as at the time shall be legal tender therein for the payment of public and private debts.

     3.7.2. Election of LIBOR Pricing Options. Subject to all the terms and conditions hereof and so long as there exists no Default on the date which is three Business Days prior to the commencement of the Interest Period selected in such notice, the Company may, by notice to the Agent received not less than three Business Days prior to the commencement of the Interest Period selected in such notice, elect to have all or such portion of the Revolving Loan as the Company may specify in such notice accrue and bear daily interest during the Interest Period so selected at a per annum rate equal to the Effective Rate computed on the basis of the LIBOR Rate for such Interest Period; provided, however, that no such election shall become effective if, prior to the commencement of such Interest Period, (i) the electing or granting of such LIBOR Pricing Option would violate a Legal Requirement or (ii) the Agent determines that Eurodollar deposits in an amount equal to the portion of the Revolving Loan as to which such LIBOR Pricing Option has been elected and which have a term corresponding to the proposed Interest Period are not readily available in the London inter-bank Eurodollar market or that by reason of circumstances affecting such market adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed Interest Period; and provided, further, that no such election will be made if it would result in there being more than three LIBOR Pricing Options in the aggregate outstanding at any one time. Each notice of election of a LIBOR Pricing Option shall be irrevocable.

     3.7.3. Notices Relating to LIBOR Pricing Options. The Agent will promptly inform each Bank of each notice from the Company received by it pursuant to Section 3.7.2 and the Interest Period. Upon determination by the Agent of the LIBOR Rate for any Interest Period selected by the Company, the Agent will promptly inform each Bank of the LIBOR Rate so determined or, if applicable, the reason why the Company's election will not become effective.

     3.8.   Additional Provisions Concerning Pricing Options.

     3.8.1. Certain Definitions.

     (a) The term "Legal Requirement" shall mean any requirement imposed upon any Bank by any law of the United States of America or of any jurisdiction in which the Eurodollar Office or the principal office of such Bank is located or by any regulation, order, interpretation, ruling or official directive of the Board of Governors of the Federal Reserve System or any other board or governmental or administrative agency of the United States of America, of any jurisdiction in which the Eurodollar Office or the principal office of such Bank is located or of any political subdivision of the United States of America or any such jurisdiction. Any requirement imposed by any such regulation, order, ruling or official directive not having the force of law shall be deemed to be a Legal Requirement if any Bank reasonably believes that compliance therewith is in the best interest of such Bank.

     (b) The term "Tax" shall mean any tax, levy, impost, duty, deduction, withholding or other charges of whatever nature at any time required by any Legal Requirement having the force of law (i) to be paid by any Bank or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Company to any Bank, other than taxes imposed upon or measured by the net income of such Bank.

     3.8.2. Selection of Interest Periods. Interest Periods shall be selected so that no Interest Period shall expire later than the Termination Date.

     3.8.3. Additional Interest Relating to LIBOR Pricing Options. If any portion of the Revolving Loan which is subject to a LIBOR Pricing Option is repaid or any LIBOR Pricing Option is terminated on a date which is prior to the last Business Day of the Interest Period applicable to such LIBOR Pricing Option for any reason, the Company will pay to the Agent for the account of each Bank in accordance with its Percentage Interest therein, for the period commencing on the date of such repayment or termination and ending on such last Business Day, an amount equal to daily interest on the principal amount of its portion of the Revolving Loan so repaid or as to which a LIBOR Pricing Option was so terminated at a per annum rate equal to the difference (if positive) of (a) the Effective Rate calculated on the basis of the LIBOR Rate applicable to such LIBOR Pricing Option minus (b) the Redeployment Rate. The term "Redeployment Rate" shall mean the effective interest rate at which such principal amount may be invested in any readily marketable bond or other obligation of the United States, selected at the Bank's sole discretion, on a date approximating the date of payment of such principal amount or termination of such LIBOR Pricing Option and having a maturity date approximating the last Business Day of such Interest Period. Amounts of interest due under this Section 3.8.3 shall be payable in arrears on each Payment Date and on the last Business Day of the Interest Period applicable to the LIBOR Pricing Option that is terminated, notwithstanding the prior payment in full of the Bank Obligations and the prior termination of this Agreement.
The determination by the Agent of amounts of additional interest payable hereunder shall, in the absence of manifest error, be conclusive. For purposes of this Section 3.8.3, if any portion of the Revolving Loan which was to have been subject to a LIBOR Pricing Option is not outstanding on the first day of the Interest Period applicable to such LIBOR Pricing Option other than by reason of a Bank failing to perform its obligations hereunder, the Company shall be deemed to have terminated such LIBOR Pricing Option with respect to such portion of the Revolving Loan.

     3.8.4. Change in Applicable Laws, Regulations, etc. If any Legal Requirement shall restrict any Bank from maintaining any portion of the Revolving Loan subject to a LIBOR Pricing Option or otherwise from giving effect to its obligations as contemplated hereby, (i) the Agent may by notice thereof to the Company terminate all of the relevant portions of such LIBOR Pricing Options as to which such Bank actually shall have funded its Percentage Interest therein (without giving effect for the purposes of this Section 3.8.4 to the second sentence of Section 3.8.6), (ii) the portion of LIBOR Pricing Options shall immediately bear interest thereafter at the Effective Rate computed on the basis of the Base Rate and (iii) if such Legal Requirement shall have the force of law and shall have made it unlawful for such Bank so to fund such portion of the Revolving Loan or otherwise to give effect to its obligations as contemplated hereby, the Company shall indemnify such Bank as provided in Section 3.8.3.

     3.8.5.  Taxes.

     (a) If (i) any Bank shall be subject to any Tax or (ii) the Company shall be required to withhold or deduct any Tax, the Company will, within 30 days after demand by the Agent, pay to the Agent for the Bank's respective accounts such additional amounts as is necessary to enable each Bank to receive on an after-tax basis the full amount of all payments of principal of, interest on and fees in respect of the Company's portion of the Revolving Loan subject to a LIBOR Pricing Option, together with interest on such amount from the date demanded until payment in full thereof at the Effective Rate based upon the Base Rate. The determination by each Bank of such additional amount owing to such Bank shall, in the absence of manifest error, be conclusive, and at the request of the Company such Bank shall demonstrate the basis for such determination. Each Bank agrees that if, after the payment by the Company of any such additional amount for the account of such Bank, any part thereof is subsequently recovered by such Bank, such Bank shall promptly reimburse the Company to the extent of the amount so recovered. A certificate of an officer of such Bank setting forth the amount of such recovery and the basis therefor shall be conclusive.

     (b) The Agent may include in the charges to the account of the Company for interest under this Agreement amounts owed under this Section 3.8.5 as a result of Legal Requirements. The payment by the company of such amounts shall fulfill its obligations under this Section 3.8.5 with respect to the amounts so charged and paid. Any Bank's determination of the amount of such costs shall, in the absence of manifest error, be conclusive.

     3.8.6. Funding Procedure. The Banks have indicated that, if the Company elects a LIBOR Pricing Option, one or more Banks may wish to purchase Eurodollar deposits in the inter-bank Eurodollar market to fund their respective Percentage Interests in such portions of the Revolving Loan which is subject to such LIBOR Pricing Option; provided, however, that, the Banks may fund all or any portion of its respective Percentage Interests in any portion of the Revolving Loan which is subject to a LIBOR Pricing Option in any manner they choose. The provisions of this Agreement relating to the funding and pricing of such Indebtedness are included only for the purpose of conducting operations hereunder, and it is therefore understood that, regardless of the manner selected by any Bank to fund any such Indebtedness, all operations hereunder, including without limitation the determination of the interest rate applicable to any such Indebtedness and the amounts payable under Sections
3.8.3 and 3.8.5 (but excluding operations under Section 3.8.4), shall be conducted as if all the Banks had actually funded their respective Percentage Interests in all such Indebtedness through the purchase of deposits in like amount having terms coterminous with the applicable Interest Periods relating thereto through the transfer of such deposits from the Eurodollar Office to one of their offices in the United States. It shall be the responsibility of each Bank to inquire of the Agent whether or not a LIBOR Pricing Option which has been elected by the Company will become effective prior to purchasing deposits in order to fund loans under this Agreement. Any Bank may specify through which office such Bank shall be funding or booking its Percentage Interest in the portion of the Revolving Loan subject to LIBOR Pricing Options by designating such office from time to time by notice to the Company and the Agent.

4. CONDITIONS TO MAKING LOANS. The Banks' several obligations to make the loans contemplated by Section 2.1 shall be subject to the compliance by the Company with its agreements herein contained and to the satisfaction at or before the closing of each loan of the following further conditions:

     4.1.   Legal Opinions.  On the initial Closing Date the
Banks will have received from counsel for the Company, such opinions with respect to the transactions contemplated by this Agreement as the Banks may have reasonably requested.

     4.2. Company Officer's Certificate. The representations and warranties contained in Section 6 shall be true and correct on and as of each Closing Date with the same force and effect, as though made on and as of such Closing Date; no Default shall have occurred or shall exist after giving effect to the loan to be made on such Closing Date; between December 31, 1989 and such Closing Date, no material adverse change shall have occurred in the business, prospects, operations, assets or the condition, financial or otherwise, of the Company; and each request by the Company for a loan shall be deemed to be a representation to the Banks to the effect that as of the applicable Closing Date the foregoing conditions have been satisfied and that there has been no change in the Company's charter, by-laws or signing officers.

     4.3. Proper Proceedings. All proper corporate proceedings shall have been taken by the Company to authorize this Agreement and each other Bank Agreement to which it is a party and the transactions contemplated hereby and thereby. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person to or of any of the transactions contemplated hereby or by any other Bank Agreement shall have been obtained and shall be in full force and effect.

     4.4. Legality, etc. The making of the loans shall not subject any Bank to any penalty or special tax and shall not be prohibited by or violate any law or governmental order or regulation applicable to any Bank or to the Company.

     4.5. General. All instruments and legal and corporate proceedings in connection with the loans and other transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and the Agent shall have received in form and substance satisfactory to the Agent, all certificates, orders, authorities, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder or under the Security Agreement, or which Agent may at any time reasonably request.

5. PAYMENT. The Company covenants with each of the Banks as follows:

     5.1. Payment at Maturity. On the Termination Date, the Company shall pay to the Agent for credit to its Revolving Loan Accounts the entire outstanding principal amount of Indebtedness evidenced thereby, together with all accrued and unpaid interest with respect thereto. On any accelerated maturity of the Indebtedness evidenced by any Revolving Loan Accounts, the Company shall pay to the Agent for credit to its Revolving Loan Accounts the entire outstanding principal amount of Indebtedness evidenced thereby, together with all accrued and unpaid interest with respect thereto, and all other Bank Obligations owing by the Company to any Bank, including without limitation, any amounts due pursuant to Section 3.8.3.

     5.2. Voluntary Prepayments of Indebtedness Evidenced by the Revolving Loan Accounts. Subject to Section 3.8.3, at any time or from time to time upon not less than one Business Day's prior written notice to the Agent, the Company shall have the right to prepay, without premium or penalty of any type (other than as provided in Section 3.8.3), all or any part of the outstanding principal amount of Indebtedness evidenced by its Revolving Loan Accounts.

     5.3. Mandatory Prepayment of Indebtedness Evidenced by the Revolving Loan Account. The Company shall repay, without premium or penalty of any type (other than as provided in Section 3.8.3), all or any part of the outstanding principal amount of the Revolving Loan by application of the proceeds of Collateral (as defined in the Security Agreement) thereto and the Guarantor Collateral (as defined herein), in accordance with the terms of the Security Agreement and the Guarantor Security Agreement, respectively.

     5.4. Insufficient Borrowing Base. If at any time the amount of the outstanding principal balance of the Revolving Loan exceeds the Borrowing Base, the Company shall forthwith repay the Revolving Loan in such amount as is necessary to eliminate such excess.

     5.5. Payment. Notice of prepayment having been given in compliance with Section 5.2 (and whether or not notice is given of payments required by Sections 5.1, 5.3 and 5.4), the amount specified to be prepaid shall become due and payable on the date specified for prepayment.

6. REPRESENTATIONS AND WARRANTIES. To induce each Bank to enter into this Agreement, the Company represents and warrants that:

     6.1. Corporate Existence. The Company is a corporation duly organized, existing and in good standing under the laws of the State of Missouri and is duly qualified as a foreign corporation and in good standing in all jurisdictions, where the nature and extent of the business transacted, or to be transacted, by it or the ownership of its assets makes, or will make, such qualification necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on the Company's financial condition, results of operations or business. The Company has no Subsidiaries.

     6.2. Corporate Authority. The execution, delivery and performance by the Company of this Agreement and all of the other Bank Agreements to which the Company is a party and the performance of the Company's obligations hereunder and thereunder: (i) are within the Company's corporate powers; (ii) are duly authorized by the Company's Board of Directors and, if necessary, the Company's stockholders; (iii) are not in contravention of the terms of the Company's articles or certificate of incorporation, or by-laws, or of any indenture, agreement or undertaking to which the Company is a party or by which the Company or any of its property is bound; (iv) do not require any governmental consent, registration or approval; (v) do not contravene any contractual or governmental restriction binding upon the Company; and (vi) will not result in the imposition of any lien, charge, security interest or encumbrance upon any property of the Company under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Company is a party or by which it or any of its property may be bound or affected.

     6.3. Binding Effect. This Agreement and all of the other Bank Agreements to which the Company is a party are the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms, except as limited by applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors' rights generally and except as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

     6.4. Financial Data. The financial statements previously furnished by the Company to the Banks and those to be furnished to the Banks in accordance with Section 7.2 below are and shall be in accordance with the books and records of the Company and will present fairly the financial condition of the Company at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements have been and will be prepared in conformity with GAAP. All information, reports and other papers and data furnished or to be furnished to the Banks are or will be, at the time the same are so furnished to the Banks, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Banks a true and accurate knowledge of the subject matter thereof.

     6.5. Solvency. The Company is solvent after giving effect to the payments and transactions contemplated by this Agreement, is able to pay its debts as they become due and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay the Company's debts and the Bank Obligations. The Company will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Bank Agreements or by the transactions contemplated hereunder or thereunder.

     6.6. Loans. The Company has no loans or other indebtedness for borrowed money, except Indebtedness permitted by
Section 8.2.

     6.7. Subordinated Debt. The Company is not in default under the terms of the Subordinated Notes or the Subordination
Agreements.

     6.8. Litigation and Proceedings. No judgments are outstanding against the Company nor is there now pending or, to the best of the Company's knowledge after diligent inquiry, threatened, any litigation, contested claim, or governmental proceeding by or against the Company except judgments and pending or threatened litigation, contested claims and governmental proceedings which are not, in the aggregate, material to the Company's financial condition, results of operations or business.

     6.9. Other Agreements. The Company is not in default under any material contract, lease, or commitment to which it is a party or by which it is bound. The Company knows of no dispute regarding any contract, lease, or commitment which is material to the continued financial success and well-being of the Company.

     6.10. Employee Controversies. There are no controversies pending or, to the best of the Company's knowledge after diligent inquiry, threatened or anticipated between the Company and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of the Company.

     6.11. Compliance with Laws and Regulations. The execution and delivery by the Company of this Agreement and all of the other Bank Agreements to which it is a party and the performance of the Company's obligations hereunder and thereunder are not in contravention of any Laws. The Company is in compliance with all Laws relating to the business, operations and the assets of the Company except for Laws which would not, in the aggregate, have a material adverse effect on the Company's financial condition, results of operations or business.

     6.12. Patents, Licenses. The Company possesses assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to conduct its business as heretofore conducted by it.

     6.13. Pension Related Matters. Each Plan maintained by the Company and each Multiemployer Plan complies with all material applicable requirements of ERISA and of the Tax Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No Reportable Event has occurred with respect to any Plan or Multiemployer Plan which is subject to Title IV of ERISA, which, as to events arising after the date hereof, could have a material adverse effect on the Company's financial condition. The Company has not engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Tax Code) (i) which has not been corrected within the correction period applicable to it under Section 502(i) of ERISA or Section 4975(f) of the Tax Code or (ii) for which an exemption is not applicable or has not been obtained under Section 408 of ERISA or Section 2975 of the Tax Code. The Company has satisfied all of the funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and PBGC has not instituted any proceedings, and there exists no event or condition which would constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA. The Company has not taken any steps to terminate any Plan or its participation in any Multiemployer Plan that would result in the imposition of any liability on the Company.

     6.14. Taxes. All tax returns required to be filed by the Company have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Company or upon any of its properties, income, or sales which are due and payable have been paid. The reserves and provisions for taxes on the books of the Company are adequate for all open years and for its current fiscal period. The Company does not know of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against).

     6.15. No Change in Business. Since December 31, 1993 there has been no material adverse change in the business, prospects, operations or condition (financial or otherwise) of the Company.

     6.16. Title to Properties. The Company has good and sufficient title to its properties and assets, including all properties and assets referred to as owned by it in the financial statements furnished by the Company to the Banks on the date of such financial statement. None of such properties or assets is subject to any Lien except Liens expressly permitted under this Agreement.

     6.17. Regulations U and X. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any Margin Stock. The Company does not own any Margin Stock. If requested by either Bank, the Company will furnish the Banks with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation. The Company also warrants that no part of the proceeds of the loans to be made hereunder will be used by it for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System.

     6.18.  Investment Company Act.  The Company is not an
"investment company" within the meaning of the Investment Company
Act of 1940, as amended.

     6.19. Securities Act. The Company has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other Law, and the Company is not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

     6.20. Accurate and Complete Disclosure. No representation or warranty made hereunder or in any of the other Bank Agreements and no statement made in any financial statement, certificate, report, exhibit or document furnished pursuant to or in connection with any of the Bank Agreements is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). The Company has disclosed to each Bank in writing every fact of which it is aware which materially and adversely affects the business, prospects, operations or condition (financial or otherwise) of the Company or the ability of the Company to perform its obligations under any Bank Agreement.

     6.21. Guarantor Representations. Each representation and warranty set forth in the Guaranty and each Assigned Agreement is true and correct in all material respects and shall continue to be true and correct on the date of each loan and advance hereunder as if repeated and made to speak as of such date. The Assigned Agreements, true and complete copies of which have been furnished to each Bank, have been duly authorized, executed and delivered by all parties thereto, have not been amended or otherwise modified are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their respective terms. There exists no default under any Assigned Agreement by any party thereto.

7. AFFIRMATIVE COVENANTS. The Company covenants that it will comply with the following provisions:

     7.1.   Corporate Existence; Conduct of Business.  The
Company will take the necessary steps to preserve its corporate existence and will engage only in the business that it is engaged in on the date hereof.

     7.2. Financial Statements. Except as otherwise expressly provided for herein, the Company shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company, in accordance with GAAP, and the Company shall cause to be furnished to each of the Banks: (i) as soon as practicable and in any event within fifteen (15) days after the end of each month, statements of income and retained earnings of the Company for the period from the beginning of the then current fiscal year to the end of such month and a balance sheet of the Company as of the end of such month, setting forth in each case, in comparative form, figures for the corresponding period in the preceding fiscal year and as of a date one year earlier, all in reasonable detail and certified as accurate by the chief financial officer or treasurer of the Company, subject to changes resulting from normal year-end adjustments and substantially in the form of Exhibit 7.2 hereto; (ii) as soon as practicable and in any event within seventy-five (75) days after the end of each fiscal year, statements of income, retained earnings and cash flow of the Company, for such year, and a balance sheet as of the end of such year, setting forth in each case, in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding fiscal year, all in reasonable detail and satisfactory in scope to each of the Banks and, examined by independent public accountants selected by the Company and reasonably satisfactory to each of the Banks, whose opinion shall be in scope and substance satisfactory to each of the Banks, (iii) as soon as practicable and in any event within ten (10) days of delivery to the Company, a copy of any letter issued by the Company's independent public accountants or other management consultants with respect to the Company's financial or accounting systems or controls; (iv) as soon as practicable (but in any event not more than ten (10) days after the President or chief financial officer of the Company obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to a Default), notice of any and all Defaults hereunder; and (v) with reasonable promptness, such other business or financial data as any Bank may reasonably request.

     All financial statements and financial information delivered to any Bank pursuant to the requirements hereof (except where otherwise expressly indicated) shall be prepared in accordance with GAAP. Together with each delivery of financial statements required by Sections 7.2(i) and (ii) above, the Company shall deliver to each Bank an officer's certificate stating that there exists no Default, or, if any Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto, together with a calculation of the Company's compliance with the financial covenants set forth in Sections 8.7, 8.11 and 8.12 hereof. Together with each delivery of financial statements required by
Section 7.2(ii) above, the Company shall deliver to each Bank a certificate of the accountants who performed the audit in connection with such statements stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Default, or, if such accountants have obtained knowledge of a Default, specifying the nature and period of existence thereof. Such accountants shall not be liable by reason of any failure to obtain knowledge of any Default which would not be disclosed in the ordinary course of an audit. Each Bank shall exercise reasonable efforts to keep such information, and all information acquired as a result of any inspection conducted in accordance with Section 7.4 below, confidential, provided that each Bank may communicate such information (a) to any other Person in accordance with its customary practices relating to routine trade inquiries, (b) to any regulatory authority having jurisdiction over such Bank and to its auditors and attorneys, (c) to any other Person in connection with such Bank's sale of any participations in the Bank Obligations, (d) to any other Person in connection with the exercise of such Bank's rights hereunder or under any of the other Bank Agreements, or (e) to any other Person in response to a subpoena issued to such Bank or as otherwise required by law or pursuant to legal process. The Company authorizes each Bank to discuss the financial condition of the Company with the Company's independent public accountants and agrees that such discussion or communication shall be without liability to such Bank or the Company's independent public accountants.

     7.3. Notices of Defaults. Immediately upon becoming aware that the holder of any evidence of Indebtedness or other security of the Company has given notice or taken any other action with respect to a claimed default, the Company shall deliver to the Banks a written notice specifying the notice given or action taken by such holder and the nature of the claimed default and what action the Company has taken, is taking or proposes to take with respect thereto.

     7.4. Inspection. The Agent or any Person designated by the Agent (and any Bank or Participant when accompanied by the Agent or a Person designated by the Agent) shall have the right, from time to time hereafter, to call at the Company's place or places of business during reasonable business hours, and, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from the Company's books, records, journals, orders, receipts and any correspondence and other data relating to the Company's business or to any transactions between the parties hereto, and (ii) to discuss the affairs, finances and business of the Company with any officers, employees or directors of the Company.

     7.5. Conduct of Business. Except as contemplated herein, the Company shall maintain its corporate existence, shall maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary or desirable to the profitable conduct of its business, shall continue in, and limit its operations to, the same general line of business as that presently conducted by it and shall comply with all applicable laws and regulations of any federal, state or local governmental authority, except for such laws and regulations the violation of which would not, in the aggregate, have a material adverse effect on the Company's financial condition, results of operations or business or its obligations hereunder.

     7.6. Taxes; Claims. The Company will pay or make provision for all taxes, assessments and other governmental charges validly imposed upon it or any of its properties or assets or in respect of any of its business, income or profits before any substantial penalty or interest accrues thereon, and all claims (including without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a lien or charge upon any of its properties or assets; provided, however, no such tax, assessment, charge or claim need be paid if it is then being contested in good faith by appropriate proceedings and the Company shall have created adequate reserves on its books with respect thereto.

     7.7. Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the properties and business of the Company against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or a similar business and similarly situated of such types and in such amounts as is customarily carried under similar circumstances by such other corporations.

     7.8. Pension Plans. The Company shall (i) keep in full force and effect any Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Company in connection with such termination (as distinguished from any continuing funding obligation); (ii) make contributions to all of the Company's Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (iii) comply with all material requirements of ERISA which relate to such Plans; and (iv) notify each of the Banks immediately upon receipt by the Company of any notice of the institution of any proceeding or other action which may result in the termination of any Plan.

     7.9. Notice of Suit or Adverse Change in Business. The Company shall, as soon as possible, and in any event within fifteen (15) days after the Company learns of the following, give written notice to each of the Banks of (i) any material proceeding(s) being instituted or threatened to be instituted by or against the Company in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), and (ii) any material adverse change in the business, prospects, operations or condition (financial or otherwise) of the Company.

     7.10. Maintenance of Properties. The Company shall maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto.

8. NEGATIVE COVENANTS. The Company further covenants and agrees that it will comply with the following provisions:

     8.1. Encumbrances. The Company shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, Lien or other encumbrance of any nature whatsoever on any of its assets, other than: (i) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Company shall, if appropriate under generally accepted accounting principles, have set aside on its books and records adequate reserves; (ii) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (iii) Liens in favor of the Agent; (iv) liens which arise by operation of law; (v) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property; and (vi) other liens and encumbrances on property, which do not, in the determination of the Majority Banks, (a) materially impair the use of such property, or (b) materially lessen the value of such property for the purposes for which the same is held by the Company.

     8.2. Indebtedness. The Company shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or Indebtedness of the Company (including without limitation Capitalized Lease Obligations), except (i) the Bank Obligations, (ii) Subordinated Debt, (iii) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which the Company is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Company has set aside on its books adequate reserves therefor, if appropriate under generally accepted accounting principles, and (iv) unsecured demand notes payable evidenced by promissory notes and additional obligations to insurance agents with whom the Company does business evidenced by promissory notes, provided that the aggregate outstanding principal amount of such demand notes and obligations shall not exceed $600,000 at any time.

     8.3. Consolidations, Mergers or Acquisitions. The Company shall not, without the prior written consent of the Majority Banks, recapitalize or consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person.

     8.4. Investments or Loans. The Company shall not make or permit to exist investments or loans in or to any other Person, except (i) investments in short-term direct obligations of the United States Government, (ii) investments in negotiable certificates of deposit issued by any of the Banks or by any other bank satisfactory to the Agent, in its reasonable discretion, payable to the order of the Company or to bearer,
(iii) investments in commercial paper rated A1 or P1, (iv) investments in money market funds, acceptable to the Majority Banks in their sole discretion, (v) travel advances in the ordinary course of business to officers and employees, (vi) loans made in the ordinary course of the Company's business to purchasers of insurance or automobile warranties represented by Contracts substantially secured by unearned service contract charges or unearned insurance premiums, (vii) loans to the Guarantor outstanding ("Guarantor Loans") under the Loan Agreement between Guarantor and the Company dated as of April 1, 1993, as amended, modified or supplemented from time to time (the "Assigned Loan Agreement") not to at any time exceed in an aggregate amount $6,000,000 (the "Maximum Affiliate Loan"), and
(viii) loans to employees of Company which in aggregate do not at any time exceed $40,000.

     8.5. Guarantees. The Company shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.

     8.6. Disposal of Property. Except for the sale of equipment in the ordinary course of the Company's business, the Company shall not without the prior written consent of the Majority Banks sell, lease, transfer or otherwise dispose of or encumber (except as permitted in Section 8.1) any of its properties, assets and rights to any Person.

     8.7. Dividends and Stock Redemptions. The Company shall not directly or indirectly, (i) redeem or purchase any of its shares of capital stock or (ii) declare or pay any dividends in any fiscal year on any class or classes of stock (except dividends payable solely in capital stock of the Company); except that, after the date hereof, the Company may, so long as it is a "Subchapter S" corporation, pay dividends on its capital stock in an amount not to exceed 40% of net income of the Company after taxes payable by the Company accruing after March 1, 1990.

     8.8. Transactions with Subsidiaries and Affiliates. Except for the payment of dividends permitted by Section 8.7 hereof and loans to the Guarantor permitted by Section 8.4 hereof, the Company shall not, without the prior written consent of the Majority Banks, enter into any transaction, including without limitation the purchase, sale or exchange of property or the rendering of any service to any Subsidiary or Affiliate except in the ordinary course of business and pursuant to reasonable terms no less favorable to the Company than would be obtained in a comparable arm's length transaction with an unaffiliated person or corporation. The Company shall not form, or acquire, any Subsidiary.

     8.9. Fiscal Year End. The Company shall not change its fiscal year end from December 31.

     8.10. Subordinated Debt. The Company shall not make any prepayment of principal on any Subordinated Debt; purchase any Subordinated Debt or take any other action with respect to any Subordinated Debt in contravention of any of the subordination provisions thereof; amend or cancel the subordination provisions of any Subordinated Debt; take or omit to take any action whereby the subordination of such Indebtedness or any part thereof to the Bank Obligations might be terminated, impaired or adversely affected; omit to give the Banks prompt written notice of any notice received from any holder of Subordinated Debt, including, without limitation, any notice of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Indebtedness might become or be declared to be due or payable; or amend the Subordinated Notes or any other document relating to any Subordinated Debt. The Company shall not pay any principal of, or premium, if any, or interest on, the Subordinated Notes after the occurrence and during the continuance of any Default, or if any Default would occur as a result thereof and shall not pay any principal of, or premium, if any, or interest on, any other Subordinated Debt in contravention of the terms of the Subordination Agreement to which such Subordinated Debt is subject. The Company shall not make any payment of the principal of the Subordinated Notes unless it gives the Agent 5 days prior written notice thereof.

     8.11.  Leverage Ratio.  The Company shall not permit its
Leverage Ratio to, at the end of each month for two consecutive months, be more than 6.0 to 1.0.

     8.12. Interest Coverage Ratio. The Company shall not permit its Interest Coverage Ratio, for any quarter, commencing with the quarter ending September 30, 1990, to be less than 1.5 to 1.0.

     8.13. Allowance for Losses. The Company shall not permit the "Allowance for Losses" account on its balance sheet to, at the end of each month for two consecutive months, be less than 2.0% of the aggregate amount of finance receivables (net of unearned finance charges) on such balance sheet for such months.


9.   EVENTS OF DEFAULT.

     9.1. Events of Default. Upon the occurrence of any of the following events (each of which is referred to herein as an "Event of Default"):

     9.1.1. The Company fails to pay any of the Bank Obligations when such Bank Obligations are due or are declared due or, if the same are stated to be due upon demand herein, when demanded;

     9.1.2. The Company fails or neglects to perform, keep or observe any of the covenants, conditions, promises, or agreements contained in this Agreement or in any of the other Bank
Agreements to which the Company is a party or in any other agreement between any one or more of the Agent and the Banks, and the Company or an Affiliate of the Company;

     9.1.3. Any warranty or representation now or hereafter made by the Company or any guarantor of the Bank Obligations in connection with this Agreement or any of the other Bank Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Company to the Agent or any of the Banks is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

     9.1.4. A judgment or order requiring payment in excess of $25,000 shall be rendered against the Company and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) days without a stay of enforcement or execution, provided that this Section 9.1.4 shall not apply to any judgment for which the Company is fully insured (except for any deductible applicable to such insurance), and with respect to which the insurer has admitted in writing its liability for the full amount thereof;

     9.1.5. A notice of lien, levy, or assessment is filed or recorded with respect to all or a substantial part of the assets of the Company by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a lien, upon all or a substantial part of the assets of the Company provided that this Section 9.1.5 shall not apply to any liens, levies, or assessments which the Company is contesting in good faith or which relate to current taxes not yet due and payable (or, with respect to real estate taxes, not yet delinquent) or if the aggregate amount of taxes or debts secured or covered by such liens, levies and assessments shall not exceed $100,000 in the aggregate at any one time outstanding;

     9.1.6. All or any substantial part of the assets of the Company is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before the sixtieth (60th) day thereafter such assets are not returned to the Company or such writ, distress warrant or levy is not dismissed, stayed or lifted;

     9.1.7. A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Company or any guarantor of the Bank Obligations and such proceeding is not dismissed within sixty (60) days after the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Company or any guarantor of the Bank Obligations, or the Company or any guarantor of the Bank Obligations makes an assignment for the benefit of creditors or the Company takes any corporate action to authorize any of the foregoing;

     9.1.8. The Company voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

     9.1.9. The Company becomes insolvent or fails generally to pay its debts as they become due;

     9.1.10. The Company is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs for more than 30 days;

     9.1.11. A material breach by the Company shall occur under any material agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Company and any other Person, and such breach continues for more than thirty (30) days after such breach first occurs, provided that such grace period shall not apply, and an Event of Default shall occur promptly upon such breach, if such breach may not in the reasonable determination of the Majority Banks, be cured by the Company during such thirty (30) day grace period;

     9.1.12. Any event of default with respect to any Indebtedness of the Company which permits the acceleration of the maturity thereof; or any acceleration of the maturity of any Indebtedness of the Company or the failure of the Company to make any payment of any such Indebtedness for borrowed money when due and payable and such failure shall continue beyond the period of grace, if any, therein specified (provided, that this Section
9.1.12 shall not apply to breaches to the extent the aggregate amount of obligations of the Company affected thereby shall at any one time not exceed $100,000);

     9.1.13. William H. Kopman shall cease to own all of the issued and outstanding capital stock of the Company or shall cease to act as President and Chief Executive Officer of the Company and, in the case of the death of William H. Kopman, successor ownership and management of the Company acceptable to the Banks does not exist before the expiration of 180 days after such death;

     9.1.14. Any Subordinated Debt shall have become due or payable prior to its stated maturity for any reason whatsoever, or the Company shall make a payment with respect to any Subordinated Debt that is not permitted hereunder or under the Subordination Agreements;

     9.1.15. A material and adverse change shall occur in the Company's business, operations, prospects or condition (financial or otherwise);

     9.1.16. Any guarantor of any of the Bank Obligations, (i) defaults in the payment or performance, when due or payable, of any such obligation; or (ii) shall terminate or seek to terminate any such obligations;

     9.1.17. The Guarantor fails or neglects to perform, keep or observe any of the covenants, conditions, promises, or agreements contained in any of the Guarantor Agreements or in any other agreement between any one or more of the Agent and the Banks, and the Guarantor or an Affiliate of the Guarantor;

     9.1.18. A judgment or order requiring payment in excess of $25,000 shall be rendered against the Guarantor and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) days without a stay of enforcement or execution, provided that this Section 9.1.18 shall not apply to any judgment for which the Guarantor is fully insured (except for any deductible applicable to such insurance), and with respect to which the insurer has admitted in writing its liability for the full amount thereof;

     9.1.19. A notice of lien, levy, or assessment is filed or recorded with respect to all or a substantial part of the assets of the Guarantor by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or any taxes or debts owing at any time or times hereafter to any one or more of them become a lien, upon all or a substantial part of the assets of the Guarantor provided that this Section 9.1.19 shall not apply to any liens, levies, or assessments which the Guarantor is contesting in good faith or which relate to current taxes not yet due and payable (or, with respect to real estate taxes, not yet delinquent) or if the aggregate amount of taxes or debts secured or covered by such liens, levies and assessments shall not exceed $100,000 in the aggregate at any one time outstanding;

     9.1.20. All or any substantial part of the assets of the Guarantor is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before the sixtieth (60th) day thereafter such assets are not returned to the Guarantor or such writ, distress warrant or levy is not dismissed, stayed or lifted;

     9.1.21. The Guarantor voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

     9.1.22. The Guarantor becomes insolvent or fails generally to pay its debts as they become due;

     9.1.23. The Guarantor is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs for more than 30 days;

     9.1.24. A material breach by the Guarantor shall occur under any material agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Guarantor and any other Person, and such breach continues for more than thirty (30) days after such breach first occurs, provided that such grace period shall not apply, and an Event of Default shall occur promptly upon such breach, if such breach may not in the reasonable determination of the Majority Banks, be cured by the Guarantor during such thirty (30) day grace period;

     9.1.25. Any event of default with respect to any Indebtedness of the Guarantor which permits the acceleration of the maturity thereof; or any acceleration of the maturity of any Indebtedness of the Guarantor or the failure of the Guarantor to make any payment of such Indebtedness for borrowed money when due and payable and such failure shall continue beyond the period of grace, if any, therein specified (provided, that this Section
9.1.25 shall not apply to breaches to the extent the aggregate amount of obligations of the Guarantor affected thereby shall at any one time not exceed $100,000);

     9.1.26. William H. Kopman shall cease to own all of the issued and outstanding capital stock of the Guarantor or shall cease to act as President and Chief Executive Officer of the Guarantor and, in the case of the death of William H. Kopman, successor ownership and management of the Guarantor acceptable to the Banks does not exist before the expiration of the 180 days after such death; or

     9.1.27. A material and adverse change shall occur in the Guarantor's business, operations, prospects or condition
(financial or otherwise).

then, in each and every such case, the Agent may (and, upon the request of the Majority Banks, shall) proceed to protect and enforce the Banks' and its rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant or condition contained in this Agreement or any other Bank Agreement or in any instrument or assignment delivered to the Agent pursuant to this Agreement or any other Bank Agreement or in aid of the exercise of any power granted in this Agreement or any other Bank Agreement or any such instrument or assignment, and (unless there have shall occurred an Event of Default under Section 9.1.7, in which case the unpaid balance of the Bank Obligations shall automatically become due and payable) may (and, upon the request of the Majority Banks, shall) by notice in writing to the Company declare all or any part of the unpaid balance of the Bank Obligations then outstanding to be forthwith due and payable, and thereupon such unpaid balance or part thereof shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, the Banks' obligation to make further loans hereunder shall terminate and the Agent may proceed to enforce payment of such balance or part thereof in such manner as it may elect, and each Bank may offset and apply toward the payment of such balance or part thereof any Indebtedness from such Bank to the Company or any other obligor on the Bank Obligations, including any Indebtedness represented by deposits in any general or special account maintained with such Bank, regardless of the adequacy of any security for the Bank Obligations, and the Banks shall have no duty to determine the adequacy of such security in connection with any such offset.

     9.2. Annulment of Defaults. A Default or an Event of Default shall not be deemed to have occurred or to be in existence for any purpose of this Agreement if the Agent, with the consent of such Banks as shall hold the amount of Percentage Interest required by Section 13.5, shall have waived such Default or Event of Default in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Default or Event of Default or impair any of the Banks' rights or any rights of the Agent upon the occurrence thereof.

     9.3. Waivers. The Company hereby waives to the extent permitted by applicable law (i) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions hereof), protests, notices of protest and notices of dishonor in connection with the Indebtedness evidenced by the Revolving Loan Accounts, (ii) any requirement of diligence or promptness on the Banks' or the Agent's part in the enforcement of their or its rights under this Agreement or any other Bank Agreement, (iii) any and all notices of every kind and description, which may be required to be given by any statute or rule of law and (iv) any defense of any kind which it may now have with respect to its liability under this Agreement (but not any defense that it may hereafter have, including without limitation indefeasible payment in full of any of the Bank Obligations), under any other Bank Agreement or with respect to any of the Bank Obligations.

     9.4. Course of Dealing. No course of dealing between the Company and the Agent or any Bank shall operate as a waiver of any of the Banks' or the Agent's rights under this Agreement or any other Bank Agreement or with respect to any of the Bank Obligations. No delay or omission on the Banks' or the Agent's part in exercising any right under this Agreement or any other Bank Agreement or with respect to any of the Bank Obligations shall operate as a waiver of such right or any other right hereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon the Banks unless it is in writing and signed by the Agent or such Banks as may be required by Section 13.5. The making of a loan hereunder during the existence of a Default shall not constitute a waiver thereof.

10.  DEFINITIONS.

     10.1. Terms Defined Elsewhere. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

           Term                                  Section

           "Agent"                               2.1, 13.4
           "Applicable Rate Reference Period     3.1.1
           "Assigned Loan Agreement"             8.4
           "Bank Participants"                   15.2
           "Base Rate"                           3.1.1
           "Basic LIBOR Rate                     3.1.1
           "Boston Office"                       2.1
           "Capital Adequacy Rules"              3.6
           "Collateral"                          5.3
           "Company"                             Preamble
           "Effective Rate"                      3.1.1
           "Eurodollar Office"                   3.1.1
           "Eurodollar Reserve Rate"             3.1.1
           "Eurodollars"                         3.7.1
           "Event of Default"                    9.1
           "GAAP"                                10.2
           "Guarantor Loans"                     8.4
           "Interest Period"                     3.7.1
           "Legal Requirement"                   3.8.1
           "LIBOR Pricing Options"               3.7.1
           "LIBOR Rate"                          3.1.1
           "Margin Stock"                        2.2
           " Maximum Affiliate Loan"             8.4
           "Payment Date"                        3.1
           "Percentage Interests"                13.1
           "Permitted Assignee"                  15.1.1
           "Redeployment Rate"                   3.8.3
           "Request Date"                        2.2.1
           "Revolving Loan"                      2.1.1
           "Revolving Loan Accounts"             2.1.1
           "Revolving Loan Closing Date"         2.1
           "Tax"                                 3.8.1
           "United States Funds"                 3.7.1

     The term "Adjusted Operating Income" shall mean Operating
Income plus the provision for losses and the provision for depreciation deducted in determining Operating Income.

     The term "Adjusted Tangible Net Worth" shall mean Net Worth minus goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and such other assets as are properly classified as "intangible assets" on the balance sheet of the Company, plus Fifty Percent (50%) of the Company's "allowance for losses".

     The term "Affiliate" shall mean, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or beneficially owns or holds 5% or more of any class of the voting stock of such Person or (c) 5% or more of whose voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) is owned directly or beneficially or held by such Person, and shall include, as to the Company, the Guarantor.

     The term "Agreement" shall mean this Credit Agreement as amended, modified or supplemented from time to time.

     The term "Assigned Agreements" shall mean the Assigned Loan
Agreement, the Assigned Note and the Assigned Security Agreement.

     The term "Assigned Note" shall mean that certain Revolving Promissory Note from Guarantor to the Company dated as of April 1, 1993 in the original principal amount of $6,000,000, as the same may be amended, modified or supplemented from time to time.

     The term "Assigned Security Agreement" shall mean that certain Security Agreement dated as of April 1, 1993 from the Guarantor to the Company, as the same may be amended, modified or supplemented from time to time.

     The term "Bank" shall mean each bank or other financial institution listed in Schedule 13.1 and any other bank or financial institution which becomes a party hereto as a Bank, and their respective successors.

     The term "Bank Agreement" shall include this Agreement, the Guarantor Agreements, the Security Agreement, and any other present or future agreement from time to time entered into between the Company and the Agent in its capacity as agent under this Agreement for all of the Banks or between the Company and all of the Banks so long as such agreement either relates to any of the above or is stated to be a Bank Agreement, each as from time to time amended or modified, and all statements, reports, certificates or instruments delivered by the Company to the Agent or the Banks in connection herewith or therewith.

     The term "Bank Obligations" shall mean all present and future obligations and Indebtedness of the Company owing to any Bank or the Agent under this Agreement or under any other Bank Agreement, as from time to time amended or modified, including without limitation the obligation to pay the Indebtedness from time to time evidenced by the Revolving Loan Accounts and the obligation of the Company to pay interest, commitment fees, Bank fees, Agent's fees and other indemnities, charges and amounts from time to time owed hereunder or under any other Bank Agreement.

     The term "Base Contracts" shall mean Contracts of the Company which are acceptable to the Agent in its sole discretion and as to which the Agent has a first priority perfected security interest, the Agent or its agent has possession of the original Contract, and the Company has furnished to the Agent information required by this Agreement and the Security Agreement.

     The term "Borrowing Base" shall mean an amount equal to
(a) the Revolving Loan Commitment or (b) the sum of (i) 85% of the net outstanding amount of Base Contracts and (ii) the lesser of the net outstanding amount of Guarantor Loans as last reported to the Agent by the Guarantor pursuant to a notice to the Agent in the form of Exhibit I to the Guaranty, the Maximum Affiliate Loan or 85% of the net outstanding amount of Guarantor Base Contracts, less the sum of the outstanding principal of, and accrued interest on, the Indebtedness described in clause (iv) of
Section 8.2 hereof, whichever is less. Whenever the Borrowing Base is used as a measure of loans it shall be computed as of and the loans referred to shall be those reflected in the Revolving Loan Accounts at the time in question.

     The term "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts or New York, New York are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of interest on, LIBOR Pricing Options and Interest Periods, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in Eurodollar deposits in the London inter-bank Eurodollar market.

     The term "Capitalized Lease" shall mean at any time any lease which, in accordance with generally accepted accounting principles, is required to be capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which, in accordance with generally accepted accounting principles, is required to be reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

     The term "Closing Date" shall mean each Revolving Loan
Closing Date.

     The term "Contract" shall mean the agreement, promissory note or other document executed by a Person or on such Person's behalf and evidencing insurance premiums paid by the Company on such Person's behalf or amounts lent by the Company to such Person to finance amounts owing by such Person to an insurance company as part of the premium on an insurance policy purchased by such Person from such insurance company or the charges on a service contract purchased by such Person from an automobile service warranty company.

     The term "Default" shall mean an Event of Default or an event or condition which with the passage of time or giving of notice, or both, would become such an Event of Default and in any event shall include the filing against the Company or any of its Subsidiaries of an involuntary case under Title 11 of the United States Code.

     The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to refer to any successor sections.

     The term "Guarantor" shall mean UPAC of California, Inc., a California corporation.

     The term "Guarantor Agreements" shall have the meaning given such term in the Guaranty, and shall also include the Assigned
Agreements.

     The term "Guarantor Base Contracts" shall mean Guarantor Contracts of the Guarantor which are acceptable to the Agent in its sole discretion and as to which the Agent has a first priority perfected security interest, the Agent or its agents has possession of the original Contract, and the Guarantor or the Company has furnished to the Agent information required by the Guaranty and the Guarantor Security Agreement.

     The term "Guarantor Collateral" shall mean the "Collateral" as such term is defined in the Guarantor Security Agreement.

     The term "Guarantor Contract" shall mean the agreement, promissory note or other document executed by a Person or on such Person's behalf and evidencing insurance premiums paid by the Guarantor on such Person's behalf or amounts lent by the Guarantor to such Person to finance amounts owing by such Person to an insurance company as part of the premium on an insurance policy purchased by such Person from such insurance company or the charges on a service contract purchased by such Person from an automobile service warranty company.

     The term "Guarantor Security Agreement" shall mean that certain Guarantor Security Agreement between Guarantor and the Agent dated as of April 1, 1993, as the same may be amended, modified or supplemented from time to time.

     The term "Guaranty" shall mean that certain Guaranty from Guarantor to the Agent dated as of April 1, 1993, as the same may be amended, modified or supplemented from time to time.

     The term "Indebtedness" shall mean as to a Person, without duplication:

     (a) all of the items except common stock, preferred stock, additional paid in capital and retained earnings which, in accordance with GAAP, are or should be liabilities upon the balance sheet of such Person;

     (b) all indebtedness, obligations and liabilities secured by any Lien on property owned by such Person, whether or not such indebtedness, obligations or liabilities have been assumed by such Person;

     (c)    all Capitalized Lease Obligations of such Person;

     (d) all guaranties made by such Person of the Indebtedness of any other Person; and

     (e) the contingent liability of such Person on all outstanding letters of credit issued for the account of any Person and, without duplication, all outstanding drafts and acceptances presented under any letter of credit issued for the account of any Person.

     The term "Interest Coverage Ratio" shall mean the Company's ratio of Adjusted Operating Income to interest expense.

     The term "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any official body.

     The term "Leverage Ratio" shall mean the ratio of (a) the amount the Company's Indebtedness (excluding the Subordinated
Debt) to (b) the sum of the amount of the Company's Adjusted Tangible Net Worth and the amount of the Subordinated Debt.

     The term "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether arising by agreement or operation of law, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

     The term "Majority Banks" shall mean such Banks as hold at least 66 2/3% of the Percentage Interests.

     The term "Maturity Date" shall initially mean August 31, 1996, provided, however, if the Company does not receive notice at least 120 days before such date from any Bank of the occurrence of such Maturity Date then the Maturity Date shall thereafter extend from year to year unless any Bank gives the Company notice at least 120 days before the anniversary date of the occurrence of the Maturity Date.

     The term "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Company has or had any obligation to contribute.
     The term "net outstanding amount of Base Contracts" shall mean the net amount of Base Contracts outstanding after eliminating from the aggregate amount of outstanding Base Contracts unearned interest (as determined in accordance with generally accepted accounting principles), and over-aged Contracts, and deducting from the aggregate net amount of the remaining Base Contracts all payments, adjustments and credits applicable thereto and all amounts due thereon considered by the Agent difficult to collect or uncollectible by reason of insolvency of the debtor thereon, or the insurance company or automobile service warranty company issuing the policy or service contract with respect thereto, or any other reason, all as determined by the Agent in its discretion, which determination shall be final and binding upon the Company. Base Contracts on which any payment thereon is more than 60 days contractually past due (according to the terms of the contract) shall be considered to be "over-aged", subject to the sole discretion of the Agent to exclude such other Base Contracts as it reasonably wishes to exclude from the net outstanding amount of Base Contracts. Without limiting the generality of the foregoing, the net outstanding amount of Base Contracts (i) relating to insurance policies issued by any insurance company that is not rated "B" or better by AM Best Company, Inc. (provided that a change in such rating to less than B shall not be given effect for 30 days thereafter; further provided the Agent's sole discretion set forth in the preceding sentence shall not be limited hereby) shall exclude amounts otherwise includable therein to the extent that they would exceed 50% of Adjusted Tangible Net Worth at the time of determination thereof, (ii) relating to warranty service contracts issued by any Person shall exclude amounts otherwise includable therein to the extent that they would exceed 50% of Adjusted Tangible Net Worth at the time of determination thereof,
(iii) shall exclude all amounts due to insurance companies by the Borrower which in the aggregate are in excess of $1,750,000 at the time of determination thereof, and (iv) shall exclude all amounts commonly referred to as "the book over-draft" which in the aggregate are in excess of $500,000 at the time of determination thereof.

     The term "net outstanding amount of Guarantor Base Contracts" shall mean the net amount of Guarantor Base Contracts outstanding after eliminating from the aggregate amount of outstanding Guarantor Base Contracts unearned interest (as determined in accordance with generally accepted accounting principles), and over-aged Guarantor Contracts, and deducting from the aggregate net amount of the remaining Guarantor Base Contracts all payments, adjustments and credits applicable thereto and all amounts due thereon considered by the Agent difficult to collect or uncollectible by reason of insolvency of the debtor thereon or the insurance company or automobile service warranty company issuing the policy or service contract with respect thereto, or any other reason, all as determined by the Agent in its discretion, which determination shall be final and binding upon the Company. Guarantor Base Contracts on which any payment thereon is more than 60 days contractually past due (according to the terms of the contract) shall be considered to be "over-aged", subject to the sole discretion of the Agent to exclude such other Guarantor Base Contracts as it reasonably wishes to exclude from the net outstanding amount of Guarantor Base Contracts. Without limiting the generality of the foregoing, the net outstanding amount of Guarantor Base Contracts relating to (i) insurance policies issued by any insurance company that is not rated "B" or better by AM Best Company, Inc. (provided that a change in such rating to less than B shall not be given effect for 30 days thereafter; further provided the Agent's sole discretion set forth in the preceding sentence shall not be limited hereby) shall exclude amounts otherwise includable therein to the extent that they would exceed the greater of 100% of "Adjusted Tangible Net Worth" of Guarantor (such term as used in this definition but not elsewhere in this Agreement shall have the meaning given such term in the Guaranty) at the time of determination thereof or $500,000, and (ii) warranty service contracts issued by any Person shall exclude amounts otherwise includable therein to the extent that they would exceed the greater of 100% of Adjusted Tangible Net Worth at the time of determination thereof or $500,000.

     The term "Net Worth" shall mean the amount of capital stock accounts (less the amount of any treasury stock) plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of the Company.

     The term "Operating Income" of a Person shall mean, as to any given period, the Company's income from operations (which shall include income from service charges, cancellation fees and late charges but shall be determined before deduction of interest expense) for such period, and shall be determined in accordance with GAAP.

     The term "PBGC" shall mean the Pension Benefit Guaranty
Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

     The term "Plan" shall mean any employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer
Plan) and (i) which is maintained for employees of the Company, or (ii) to which the Company made, or was required to make, contributions at any time.

     The term "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitations any instrumentality, division, agency, body or department thereof).

     The term "Reportable Event" shall mean (i) a reportable event described in Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, or (iii) a cessation of operations at a facility causing more than twenty percent (20%) of plan participants to be separated from employment, as referred to in
Section 4062(e) of ERISA.

     The term "Revolving Loan Commitment" shall mean, as of the time the same is to be determined, $37,500,000 less the amount at or prior to such time of any reductions thereto pursuant to
Section 3.4.1 hereof.

     The term "Security Agreement" shall mean that certain
Security Agreement dated as of August 1, 1990 between the Company and the Agent, as from time to time amended or modified.

     The term "Subordinated Debt" shall mean the aggregate of $240,000 in unpaid principal amount of indebtedness evidenced by the Subordinated Notes which are issued and outstanding on the date hereof plus such additional Indebtedness as may be incurred by the Company from time to time upon the prior written consent of the Majority Banks which is subordinated by its terms or by means of separate agreement to be Bank Obligations upon such terms and conditions as are acceptable to the Majority Banks in their sole discretion.

     The term "Subordinated Notes" shall mean the promissory notes of Company annexed hereto as Exhibit 10.

     The term "Subordination Agreements" shall mean the subordination provisions of the Subordinated Notes and the subordination provisions embodied in the instruments or in separate agreements which relate to additional Subordinated Debt.

     The term "Subsidiary" shall mean, as to any Person, any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person.

     The term "Tax Code" shall mean the Internal Revenue Code of
1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Tax Code shall be construed to refer to any successor sections.

     The term "Termination Date" shall mean the date on which the Revolving Loan Commitment shall have been terminated, whether by the Company or the Banks or by operation of this Agreement, or reduced to less than $5,000,000, or the Maturity Date, whichever is earlier.

     The term "United States Funds" shall mean such coin or currency of the United States of America as at the time shall be legal tender therein for the payment of public and private debts.
     10.2. Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles, consistently applied with those used in preparation of the most recent audited financial statements provided by the Company to the Banks prior to the date hereof ("GAAP"). All financial statements furnished to the Agent or the Banks under this Agreement and all computations and determinations required to be made pursuant to this Agreement shall be made in accordance with GAAP.

11.  EXPENSES; INDEMNITY, AGENT'S FEE.

     11.1. Fees and Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company will bear and shall pay on demand (A) all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and disbursements of counsel to the Agent) (i) arising in connection with the preparation, execution, delivery and performance of this Agreement and the Bank Agreements and the transactions contemplated hereby and thereby and enforcement of the Banks' rights and remedies hereunder or thereunder or in any way related to the Agent's relationship with the Company, whether hereunder or otherwise, and (ii) relating to any amendments, waivers or consents to this Agreement and the Bank Agreements, and (B) all reasonable out-of-pocket costs and expenses incurred by the Banks or any holder of any Bank Obligation in connection with the enforcement of any rights hereunder or under any Bank Agreement, including without limitation costs of collection and reasonable attorneys' fees and disbursements, and (C) any and all charges customarily made by the Agent, including without limitation charges for checking account services, wire transfers, depository transfer checks and lock box services. Notwithstanding the foregoing, as to such fees and expenses incurred prior to August 1, 1990, the sum shall be borne one-third by the Agent, and two-thirds by the Company.

     11.2. Indemnification. The Company will jointly and severally indemnify the Agent, each Bank, such Bank's directors, officers, employees and agents of each of the Agent and each of the Banks and each other Person, if any, who controls the Agent or any Bank, and hold the Agent, each Bank and such other Persons harmless from and against any and all claims, damages, losses, liabilities, judgments and expenses (including without limitation all reasonable fees and expenses of counsel and all expenses of litigation or preparation therefor) which the Agent, any Bank or such other Persons may incur or which may be asserted against the Agent, any Bank or such other Persons in connection with or arising out of any investigation, litigation or proceeding involving the Company, any of its Affiliates or any officer, director or employee thereof or this Agreement or the other Bank Agreements (including compliance with or contesting of any subpoenas or other process issued against the Agent, any Bank or any director, officer or employee of the Agent, any Bank or any Person, if any, who controls the Agent or any Bank in any proceeding involving the Company or any of its Affiliates or any Bank Agreement), whether or not the Agent or any Bank are party thereto, other than claims, damages, losses, liabilities or judgments (i) asserted by one or more Banks against another Bank in connection with operations hereunder governed by Sections 13 or 14, or (ii) with respect to any matter as to which the Agent, any Bank or such other Person seeking indemnity shall have been finally adjudicated to have acted with gross negligence or willful misconduct. The Company will also jointly and severally indemnify the Banks against and hold them harmless from any liability, loss or damage resulting from the violation by the Company of Section 2.2. Promptly upon receipt by any indemnified party hereunder of notice of the commencement of any action against such indemnified party for which a claim is to be made against the Company hereunder, such indemnified party shall notify the Company in writing of the commencement thereof, although the failure to provide such notice shall not affect the indemnification rights of any such indemnified party hereunder. All obligations provided for in Sections 11.1 and 11.2 shall survive any termination hereof.

12. NOTICES. Any notice or other communication in connection with this Agreement or any Bank Agreement shall be deemed to be delivered if in writing (or in the form of a telegram) addressed as provided below and if either actually delivered at such address or in the case of a letter, five business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and certified, return receipt requested:

     If to the Company, to the Company, to the attention of its President at 1848 Lackland Hill Parkway, St. Louis, Missouri
63146 or at such other address as the Company shall have specified by notice actually received by the addressor.

     If to any Bank, to such Bank at its address set forth in
Schedule 13.1 hereto, with a copy to the Agent, or at such other address as the addressee shall have specified by notice actually received by the addressor.

     If to the Agent, to it at its address set forth in Schedule
13.1 hereto, or at such other address as the Agent shall have specified by notice actually reserved by the addressor.

13. OPERATIONS. The making of loans and operations under this Agreement shall be governed by the following provisions:

     13.1. Interest in Loans. The percentage interest of each Bank in the Revolving Loan (subject to the provisions of Section
13.11 hereof), and the Revolving Loan Commitment under this Agreement shall be calculated based on the respective amounts set forth in Schedule 13.1, as from time to time modified by the Agent upon receipt of notices of assignments to Permitted Assignees contemplated by Section 15.1, and as adjusted as the Banks may from time to time agree among themselves (the "Percentage Interests"). References in any Bank Agreement to the respective Percentage Interests are to such interests in the Revolving Loan Commitment as from time to time in effect.

     13.2.  Advances and Payments.  Subject to the provisions of
Section 13.11 hereof, each advance under this Agreement shall be made by the Agent and shall be (i) for its own account to the extent of its Percentage Interest in the Revolving Loan and (ii) for the account of the other Banks to the extent of their respective Percentage Interests in the Revolving Loan. The obligations of each Bank to make any loan hereunder shall be several in accordance with its respective interests. Subject to the provisions of Section 13.11 hereof each Bank hereby authorizes and requests the Agent to advance for such Bank's account, pursuant to the terms hereof its Percentage Interest in each Revolving Loan, and each Bank agrees forthwith to reimburse the Agent in immediately available funds for the amount of such Percentage Interest. Overdue amounts due to the Agent from any Bank shall bear interest, payable on demand, at a per annum rate equal to (A) the Federal Funds Rate for the first four days overdue and (B) the sum of 2% plus the Federal Funds Rate for any longer period. All payments of principal, interest and commitment fees in respect of the loans made pursuant to Section 2, including prepayments, shall, as a matter of convenience, be made to the Agent at the Boston Office and the shares thereof of the other Banks shall be credited to the Banks by the Agent in immediately available funds in proportion to their respective interests in such loans, subject to the provisions of Section 13.11.

     13.3. Agent's Authority to Act. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Bank Agreements as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto. In acting hereunder and thereunder, the Agent is acting for its own account to the extent of its Percentage Interest in the Revolving Loan and for the account of the other Banks to the extent of their Percentage Interests in the Revolving Loan. All action in connection with the enforcement or exercise of any remedies (other than the Banks' rights of set-off as provided in Section 9.1) in respect of the Bank Obligations and the Bank Agreements shall be taken by the Agent, and each Bank hereby authorizes the Agent to take such actions on its behalf.

     13.4. Agent's Resignation. The Agent may resign at any time by giving at least 60 days' prior written notice of its intention to do so and upon the appointment by the Majority Banks of a successor Agent. If no successor Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Agent's giving of such notice of resignation, then the retiring Agent may appoint a successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital surplus and undivided profit of at least $100,000,000, provided, however, that any successor Agent appointed under this sentence may be removed upon the written request of the Majority Banks, which request shall also appoint a successor Agent satisfactory to the Company. Upon the appointment of a new Agent under this Section 13.4, the term "Agent" shall for all purposes of this Agreement and the other Bank Agreements thereafter mean such successor. After any retiring Agent's resignation under this Section 13.4 as Agent, or the removal under this Section 13.4 of any successor Agent, the provisions of this Agreement and the other Bank Agreements shall continue to inure to the benefit of such Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Bank Agreements.

     13.5. Amendments, Consents, Waivers, etc. Except as hereinafter set forth, the Agent may (and upon the request of the Majority Banks shall) take or refrain from taking any action under this Agreement or any other Bank Agreement, including without limitation taking any action under Section 9.1, giving its written consent to any modification of or amendment to and waiving in writing compliance with any covenant or condition in this Agreement or any other Bank Agreement or any Default hereunder or thereunder, all of which actions shall be binding upon all Banks; provided, however, that: (a) without the written consent of the Majority Banks, no written modification of or amendment to or waiver of compliance with or waiver of any provision of this Agreement or any other Bank Agreement shall be made, except as provided below in this Section 13.5 and in
Section 13.10; and (b) without the written consent of such Banks as hold 100% of the Percentage Interests, the Agent shall not give its written consent to: (i) any reduction in the interest rate on, or any fee relating to, the Bank Obligations; (ii) any extension or postponement of the stated time of payment of the principal amount of, interest on, or any fee relating to, the Bank Obligations; (iii) any increase in the amount, or extension of the term, of the Banks' commitments hereunder beyond those provided for under Section 2; (iv) any alteration of the Banks' rights of set-off contained in Section 9.1; (v) any release by the Agent of any material portion of the Collateral or change in the definition of Borrowing Base (not including the exercise of the Agent's discretion in determining the Borrowing Base); (vi) change the definition of the term "Maturity Date"; or (vii) modify or amend the provisions of this Agreement (including definitions) which (A) provide for the pari passu sharing of the benefits of the Collateral among the Banks or (B) provide benefits or obligations for all Banks equally as a single class, so as to adversely affect the interests of any Bank relative to the interests of the other Banks as a single class.

     13.6. Payments. The Company shall be fully protected in making all payments in respect of the Bank Obligations to the Agent notwithstanding any notice to the contrary from any Bank other than the Agent.

     13.7. Concerning the Agent. The following provisions shall apply to the Agent and the conduct of the Agent's duties hereunder and the other Bank Agreements:
     13.7.1. Action in Good Faith, etc. The Agent and its officers, directors, employees and agents shall be under no liability to any Bank, to any future holder of any interest in the Bank Obligations or to the Company for any action or failure to act taken or suffered in good faith and without gross negligence, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Agent by the required holders of Percentage Interests as provided in this Agreement.

     13.7.2. No Implied Duties, etc. The Agent shall have and may exercise such powers as are specifically delegated to the Agent under this Agreement or any other Bank Agreement, together with all other powers as may be incidental thereto. The Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Bank Agreement except for any action specifically provided for in this Agreement or any other Bank Agreement to be taken by the Agent. Before taking any action under this Agreement or any other Bank Agreement, the Agent may request an appropriate specific indemnity satisfactory to it from each Bank in addition to the general indemnity provided for in Section 13.9, and until the Agent has received such specific indemnity, the Agent shall not be obligated to take (although it may in its sole discretion take) any such action under this Agreement or any other Bank Agreement.

     13.7.3. Validity, etc. The Agent shall not be responsible to any Bank or any future holder of any interest in the Bank Obligations (i) for the legality, validity, enforceability or effectiveness of this Agreement or any other Bank Agreement, (ii) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Bank Agreement, (iii) for the existence or value of any assets included in the Collateral or any other security for the Bank Obligations, (iv) for the effectiveness of any Lien purported to exist or purported to be on or included in the Collateral, or (v) for the specification or failure to specify any particular assets to be included in the Collateral or any other security for the Bank Obligations.

     13.7.4. Compliance. The Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Bank Agreement; and in connection with any extension of credit under this Agreement or any other Bank Agreement, the Agent shall be fully protected in relying on a certificate of the Company as to the fulfillment by the Company of any conditions to such extension of credit.

     13.7.5. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent under this Agreement or any other Bank Agreement by or through, agents and attorneys-in-fact and shall not be answerable to any Bank or the Company (except as to money or securities received by the Agent or the Agent's authorized agents) for the default or misconduct of any such agents or attorneys-in-fact, selected by the Agent with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

     13.7.6. Reliance on Documents and Counsel. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing believed in good faith by the Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including without limitation any telephonic or oral statement made by such Person and, with respect to legal matters, upon the opinion of counsel selected by the Agent.

     13.7.7. Agent's Reimbursement. Each Bank severally agrees to reimburse the Agent in the amount of its Percentage Interest thereof for any expenses not reimbursed by the Company (without limiting their obligation to make such reimbursement): (i) for which the Agent is entitled to reimbursement by the Company under this Agreement or any other Bank Agreement, and (ii) after the occurrence of a Default, for any other reasonable expenses incurred by the Agent on the Banks' behalf in connection with the enforcement of their rights under this Agreement or any other Bank Agreement.

     13.7.8. Rights as a Bank. With respect to any credit extended by it hereunder, The First National Bank of Boston shall have the same rights and powers hereunder as any other Bank and may exercise such rights and powers as though it were not the Agent, and unless the context otherwise specifies, The First National Bank of Boston shall be treated in its capacity as though it were not the Agent hereunder. Without limiting the generality of the foregoing, the Percentage Interest of The First National Bank of Boston shall be included in any computations of Percentage Interests hereunder. The First National Bank of Boston and its affiliates may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with the Company and any of its Affiliates and any Person who may do business with or own an equity interest in the Company or any of its Affiliates, all as if such bank were not the Agent and without any duty to account therefor to the other Banks.

     13.8. Independent Credit Decision. Each Bank acknowledges that it has independently and without reliance upon the Agent, based on the financial statements and other documents referred to in Section 7.2, on the other representations and warranties contained herein and on such other information with respect to the Company as such Bank has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to make the loans provided for hereunder. Each Bank represents to the Agent that such Bank will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Bank Agreement. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to such Bank, and no act by the Agent taken under this Agreement or any other Bank Agreement, including without limitation any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent. Except for notices, reports and other documents expressly required to be furnished to each Bank by the Agent under this Agreement or any other Bank Agreement, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or creditworthiness of the Company or any of its Affiliates which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     13.9. Indemnification. The holders of the Bank Obligations hereby agree to indemnify the Agent (to the extent not reimbursed by the Company and without limiting its obligation to do so), ratably according to their Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments and suits, and any and all reasonable costs, expenses or disbursements, of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent relating to or arising out of this Agreement, any other Bank Agreement, the transactions contemplated hereby or thereby, or any action taken or omitted by the Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which were not taken in good faith or which were taken with gross negligence by the Agent.

     13.10. Amendment to Section 13. Any of the provisions of this Section 13 (other than Sections 13.5, 13.6, 13.10 and 13.11) may be amended or waived by the agreement of the Majority Banks and without prior notice to the Company, provided, however, that notice of any such amendment that has been made shall be given to the Company. Sections 13.5, 13.6, 13.10 and 13.11 may be amended only with the consent of all the Banks and the Company.

     13.11. Reporting and Advances by Agent. For the purposes of administrative convenience of the Banks and to avoid the need for daily settlement of loans and payments, prior to the occurrence of an Event of Default and the election by any Bank to require daily settlement of loans evidenced by the Revolving Loan Account (the "Triggering Event"), the Agent may, but need not, (i) make any loan or advance provided for hereunder to be made by the other Banks and need not give the other Banks notice thereof and
(ii) apply all payments made by the Company to it pursuant to the application of proceeds of Collateral as required pursuant to the Security Agreement to outstanding loans evidenced by its Revolving Loan Account without application of the same to loans of the other Banks (so that the loans made by the Agent hereunder may not be equal to its Percentage Interest of the Revolving
Loan); provided, however, that at least once each month, the Agent shall distribute to each Bank, at its address for notices hereunder, a statement ("Agent's Report") disclosing as of the preceding Business Day, the aggregate principal balance of the Revolving Loan outstanding as of such date, repayments and prepayments of principal received from the Company with respect to the Revolving Loan since the immediately preceding Agent's Report, additional loans made hereunder to the Company since the date of the immediately preceding Agent's Report, interest and fees on the Revolving Loan received from the Company since the date of the immediately preceding Agent's Report, the amount of the Borrowing Base as of the Agent's most recent determination, the amount of any expenses of the Agent paid by the Agent since the immediately preceding Agent's Report for which the Agent has not been reimbursed by the Company and the amount received by the Agent from the Company since the immediately preceding Agent's Report in payment of outstanding expenses of the Agent. Such Agent's Reports shall also disclose the net amount due to or due from the Banks. If the Agent's Report discloses a net amount due from the Agent to the Banks, the Agent shall concurrently with the delivery of the Agent's Report to the Banks transfer, by wire or otherwise, such amount to the Banks in funds immediately available to the Banks in accordance with each Banks instructions. If such report discloses a net amount due to the Agent from each Bank, then such Bank shall on the date of such report transfer by wire or otherwise, such amount, in funds immediately available to the Agent as instructed by the Agent. The Agent shall, no later than once every seven days (the "Settlement Time"), distribute to each Bank the net amount (the "Settlement Amount") due to such Bank (if any) pursuant to the terms of this Agreement by wire transfer or otherwise in immediately available funds in accordance with such Bank's instructions to the Agent; provided, however, that if at the Settlement Time any Bank shall owe funds to the Agent pursuant to the terms of this Agreement (net of any amount taken into account in determining the Settlement Amount) such Bank shall distribute at the Settlement Time such amount owing to the Agent by wire transfer or otherwise in immediately available funds in accordance with the Agent's instructions to such Bank. For purposes in apportioning interest due on the Revolving Loan and the commitment fee, the same shall be apportioned based on actual amounts outstanding. Immediately after the occurrence of the Triggering Event, the Agent and the Banks shall make such payments between themselves as shall be necessary so that the allocation of the Revolving Loan is in accordance with their respective Percentage Interests, and thereafter unless the Agent and each of the Banks shall otherwise agree the Banks and the Agent shall make daily settlements of all amounts due among them, pursuant hereto.

14. SHARING OF PAYMENTS, ETC. If any Bank shall obtain, at a time when an Event of Default has occurred and is continuing, any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the principal of or interest on Indebtedness of the Company to such Bank evidenced by a Revolving Loan Account in excess of the Percentage Interest of such Bank in all payments on account of the Revolving Loan Accounts that have been made since the occurrence of such Event of Default, then such Banks shall purchase from the rest of the Banks such participation in the Revolving Loan Accounts applicable to each other Bank, as the case may be, as shall be necessary to cause such purchaser to share the excess payment ratably with each other Bank; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchaser, then such purchases shall be rescinded and the purchase prices restored to the extent of such recovery, but without interest. The Company agrees, to the fullest extent permitted by applicable law, that any Bank Participant and any Bank purchasing a participation from another Bank pursuant to this Section 14 may exercise all rights of payment (including the right of set-off), and shall be obligated to share payments under this Section 14, with respect to its participation as fully as if such Bank Participant or such Bank were the direct creditor of the Company and a Bank hereunder in the amount of such participation.

15. SUCCESSORS AND ASSIGNS; BANK PARTICIPANTS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, including as such successors and assigns all holders of any Bank Obligation, except that (i) the Company may not assign its rights or obligations under this Agreement, and (ii) none of the Banks shall be entitled to assign its Percentage Interests in this Agreement or the loans made hereunder except as set forth below in this Section 15.

     15.1.  Permitted Assignees.

     15.1.1. Assignments. Any Bank may, with the prior written consent of the Company and the Agent (provided that in the case of the Company, its consent shall not be required if a Default or Event of Default has occurred and is continuing), which consent will not be unreasonably withheld by the Agent or the Company, assign to one or more banks that are reasonably acceptable to the Agent and the Company (each, a "Permitted Assignee") a proportionate part of its rights and obligations under this Agreement and the other Bank Agreements, including its interest in the Revolving Loan Accounts, and such Permitted Assignee shall assume such rights and obligations pursuant to an assignment executed by such Permitted Assignee and such Bank.

     15.1.2. Assignment Procedures. In the event of an assignment to a Permitted Assignee under Section 15.1.1, upon the prior written consent of the Company (if required pursuant to Section 15.1.1) and the Agent, execution and delivery of such an assignment, payment by such Permitted Assignee to the Bank making such assignment of an amount equal to the purchase price, agreed between such Permitted Assignee and such Bank, delivery to the Agent and the Company of an executed copy of such assignment and payment by such Permitted Assignee to the Agent of a processing fee of $5,000, such Permitted Assignee shall become party to this Agreement as a signatory hereto and shall have all the rights and obligations of a Bank under this Agreement and the other Bank Agreements with a Percentage Interest as set forth in such assignment, and such Bank making such assignment shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any such assignment, the Agent shall modify Schedule 13.1 to reflect the revised Percentage Interests.

     15.1.3. Federal Reserve Bank. Notwithstanding the foregoing provisions of this Section 15.1, any Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the other Bank Agreements to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Bank from its obligations hereunder or under any other Bank Agreement.

     15.1.4. Further Assurances. The Company shall sign such documents and take such other actions from time to time reasonably requested by a Permitted Assignee to enable it to share in the benefits of the rights created by the Bank
Agreements.

     15.2 Participations. Any Bank may grant to one or more banks or other financial institutions ("Bank Participants") participating interests in its rights and obligations in the Revolving Loan, including the Indebtedness evidenced by the Revolving Loan Accounts. The Company agrees that each Bank Participant shall, to the extent provided in its participation instrument, be entitled to the benefits of the Bank's rights hereunder, including the setoff rights in Section 9.1 with respect to its participating interest; provided, however, that no Bank Participant shall be entitled to receive any greater payment under this Agreement than such Bank granting such participation would have been entitled to receive with respect to the interests transferred. No participation shall be granted hereunder unless the Bank Participant shall enter into an agreement in form and substance reasonably satisfactory to the Agent and the Company agreeing to be bound by the terms hereof stated to be applicable to the Bank Participant. Each Bank shall furnish the Agent and the Company with a list of its Bank Participants and the outstanding amounts of its participations hereunder and shall notify the Company and the Agent in writing of any change in its Bank Participants or the outstanding amounts of its participations hereunder within 30 days after such change occurs.

16. SURVIVAL OF COVENANTS. All covenants, agreements, representations and warranties made herein or in any other Bank Agreement and in certificates delivered pursuant hereto or thereto shall be deemed to have been material and relied on by the Banks, notwithstanding any investigation made by the Bank or on their behalf, and shall survive the execution and delivery to them hereof and thereof. The covenants contained in Sections 3.6, 11, 13.7.7 and 13.9 hereof shall survive the termination of this Agreement.

17. SERVICE OF PROCESS. The Company by its execution hereof (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the Commonwealth of Massachusetts and to the nonexclusive jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Bank Agreement or the subject matter hereof or thereof, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such proceeding brought in one of the above-named courts is improper, or that this Agreement or any other Bank Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. The Company hereby consents to service of process in any such proceeding in any manner permitted by Chapter 223A of the General Laws of the Commonwealth of Massachusetts, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to
Section 12 is reasonably calculated to give actual notice.

18. MISCELLANEOUS. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability against any party hereto of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. References to Sections, Schedules and to Exhibits are to the corresponding provisions of and schedules and exhibits to this Agreement unless otherwise expressly stated. This Agreement and the other Bank Agreements referred to herein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the conflict of laws rules of any jurisdiction). Delivery of a copy of an executed counterpart of a signature page hereto by telecopier to the other parties hereto shall constitute execution and delivery by such executing party hereof.

     IN WITNESS WHEREOF, this Amendment No. 4 to and Restatement of Secured Credit Agreement has been duly executed as of the day and year first above written.


                    UNIVERSAL PREMIUM ACCEPTANCE CORPORATION
                             /s/ William H. Kopman
                    By:      William H. Kopman
                    Title:


                    THE FIRST NATIONAL BANK OF BOSTON,
                    individually and as Agent
                             /s/ William J. Sherald, Jr.
                    By:      William J. Sherald, Jr.
                    Title:   Vice President


                    MAGNA BANK OF MISSOURI
                             /s/ Anne D. Silvestri
                    By:      Anne D. Silvestri
                    Title:   Vice President


                    THE DAIWA BANK, LIMITED
                             /s/ Kirby M. Law
                    By:      Kirby M. Law
                    Title:   Vice President & Manager

                             /s/ Jayleen R. P. Hague
                    By:      Jayleen R. P. Hague
                    Title:   Vice President


                          SCHEDULE 13.1

               LIST OF BANKS AND THEIR RESPECTIVE
                      PERCENTAGE INTERESTS
              Bank                   Revolving Loan  Percentage
                                      Commitment      Interest
The First National Bank of Boston     $19,500,000     52%
100 Federal Street
Boston, MA 02110
Attn: William J. Sherald, Jr.
      Vice President

Magna Bank of Missouri                $ 9,000,000     24%
1401 South Brentwood Boulevard
St. Louis, MO 63144-1435
Attn: Anne D. Silvestri
      Vice President

The Daiwa Bank, Limited               $ 9,000,000     24%
200 N. Broadway, Suite 1625
St. Louis, MO 63102
Attn: Jayleen R. P. Hague
      Vice President                  $37,500,000    100%


                   ANNEX I TO AMENDMENT NO. 4
         TO AND RESTATEMENT OF SECURED CREDIT AGREEMENT

The Banks shall have received each of the following, in form and substance satisfactory to the Agent and their special counsel:

A. A consent and agreement duly executed by William H. Kopman in the form of Exhibit A hereto;

B. A consent and agreement from the Guarantor in the form of Exhibit B hereto duly executed by the Guarantor;

C. A Secretarial Certificate from the Secretary of the Company in the form of Exhibit C hereto;

D. A Subordination Agreement duly executed by William H. Kopman in the form of Exhibit D hereto together with the originals of the debt instruments referenced therein duly endorsed by William
H. Kopman.

E. An opinion of counsel in the form of Exhibit E hereto from Blumenfeld, Kaplan, Sandweiss, Marx, Ponfil & Kaskowitz, P.C. or in such other form as Agent may accept;

F. UCC search reports against the Company, and the Guarantor in all appropriate locations;

G. Charter documents and amendments thereto of the Guarantor on file with the Secretary of State of California certified by said
Secretary of State as true and correct;

H. Certificate of legal existence and good standing of Guarantor from the Secretary of State of California;

I. Certificate of legal existence and good standing of the Company from the Secretary of State of Missouri;

J. Such UCC financing statements, duly executed by Company and Guarantor, as appropriate, as the Agent may require; and

K. Reimbursement to the Agent of the fees and expenses of its counsel incurred in connection with this Amendment.